     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              ACORN PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         3423                        22-3265462
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                            ------------------------

                                                              GAVRIL MIHALY
                                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER
              500 DUBLIN AVENUE                             500 DUBLIN AVENUE
          COLUMBUS, OHIO 43216-1930                     COLUMBUS, OHIO 43216-1930
                (614) 222-4400                                (614) 222-4400
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
 NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S   TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT
         PRINCIPAL EXECUTIVE OFFICES)                          FOR SERVICE)

                                      WITH COPIES TO:
            CONOR D. REILLY, ESQ.                       CHRISTOPHER M. KELLY, ESQ.
         GIBSON, DUNN & CRUTCHER LLP                    JONES, DAY, REAVIS & POGUE
               200 PARK AVENUE                             901 LAKESIDE AVENUE
        NEW YORK, NEW YORK 10166-0193                     CLEVELAND, OHIO 44114
                (212) 351-4000                                (216) 586-3939

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                                PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AGGREGATE                AMOUNT OF
        SECURITIES TO BE REGISTERED             OFFERING PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------
Common Stock, $.001 par value...............        $48,500,000               $14,700
==============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 17, 1996
PROSPECTUS

                                             SHARES

                              ACORN PRODUCTS, INC.

                                  COMMON STOCK

                            ------------------------

     All of the shares of common stock, par value $.001 per share (the "Common Stock"), of Acorn Products, Inc. ("Acorn") offered hereby (the "Offering"), are
being issued and sold by Acorn. Of the           shares being offered hereby,
          shares have been reserved for sale to The OCM Principal Opportunities
Fund, L.P. (the "Oaktree Fund") and           shares have been reserved for sale
to officers, directors and employees of Acorn and its subsidiaries. See "Underwriting".

     Prior to this Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $          and $          per share. See "Underwriting" for a discussion
of the factors considered in determining the initial public offering price.

     The Common Stock has been submitted for approval for quotation on the
Nasdaq National Market under the symbol "          ", subject to official notice
of issuance.

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC              DISCOUNT             ACORN(1)
-------------------------------------------------------------------------------------------------
Per share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(2)..........................           $                   $                    $
=================================================================================================

(1) Before deducting expenses payable by Acorn, estimated at $          . Acorn
    has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Acorn has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock at the Price to Public less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount, and Proceeds to Acorn will be $          ,
    $          and $          , respectively. See "Underwriting".

                            ------------------------

     The shares of Common Stock are offered by the Underwriters subject to receipt and acceptance of the shares by them. The Underwriters reserve the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of shares of Common Stock will be made at the office of McDonald & Company Securities, Inc. 800 Superior Avenue, Cleveland, Ohio or through the facilities of The Depository Trust
Company, on or about             , 1997.

                            ------------------------

MCDONALD & COMPANY                                     A.G. EDWARDS & SONS, INC.
 SECURITIES, INC.

               The date of this Prospectus is             , 1997.

                    [PHOTOGRAPHS OF THE COMPANY'S PRODUCTS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus and except as the context otherwise may require, the "Company" means Acorn and its subsidiaries, other than McGuire-Nicholas Company, Inc. ("McGuire-Nicholas") and VSI Fasteners, Inc. ("VSI"). See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Disposition of Lawn and Garden Business Operations and "Description of McGuire-Nicholas". References to the Company's fiscal year mean the fiscal year ended on the Friday closest to July 31 of the applicable year (e.g., fiscal 1996 means the fiscal year ended August 2, 1996). Unless the context otherwise requires, the information contained herein gives effect to a
-for-   split of the Common Stock effected on April   , 1997 in the form of a
stock dividend to all stockholders of record on April   , 1997. In addition,
unless the context otherwise requires, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such statements as a result of various factors, including those set forth under the caption "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Founded in 1890, the Company is a leading manufacturer and marketer of non-powered lawn and garden tools in the U.S. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. The Company sells its products under a variety of well-known brand names, including Razor-Back, Union, Yard 'n Garden, Perfect Cut and, pursuant to a license agreement, Scotts. In addition, the Company manufactures private label products for a variety of retailers, including products sold under Sears' Craftsman and Cotter & Company's True Value brand names. The Company's customers include mass merchants such as Sears, Kmart and Fred Meyer, home centers such as Home Depot, HomeBase, Builders Square and Payless Cashways, buying groups such as Cotter & Company and Ace Hardware and farm and industrial distributors.

     The Company believes that the lawn and garden industry is the beneficiary of several significant trends suggesting a growing demand for lawn and garden tools, including (i) the continuing popularity of gardening (industry sources estimate that approximately 75% of the 100 million households in the U.S. participated in some form of gardening in 1995), (ii) the movement of the "baby boomer" generation into the 45 to 64 age group (from approximately 19.5% of the U.S. population in 1995 to 24.3% in 2005), which industry sources believe represents the largest age group of lawn and garden enthusiasts and (iii) an increase in housing starts, representing a net addition of homeowners who are likely purchasers of lawn and garden tools. In addition, due to the comparative affordability of lawn and garden tools, the industry is relatively non-cyclical.

     The Company's net sales increased from $56.2 million in fiscal 1991 to $92.7 million in fiscal 1996, a compound annual growth rate ("CAGR") of 10.5%. The Company's net sales were $40.7 million for the six months ended January 31, 1997, an increase of 13.5% from the same period in fiscal 1996. In addition, net sales of the Company's higher-margin, best-quality products increased from approximately 5% of total net sales in fiscal 1991 to approximately 35% of total net sales in fiscal 1996, while net sales of the Company's lower-margin, opening-price-point products decreased from approximately 35% of total net sales in fiscal 1991 to approximately 8% of total net sales in fiscal 1996. The Company generated approximately 92% of its revenues in both fiscal 1996 and the six months ended January 31, 1997 from sales of long handle tools. The Company believes that its market share in the long handle tool segment of the industry has increased from approximately 16% in fiscal 1991 to approximately 28% in fiscal 1996, giving the Company the second largest market share in this segment of the industry.

BUSINESS STRATEGY

     Over the past six years the Company has successfully implemented a business strategy designed to transform it from a manufacturing-oriented industrial company into a marketing-oriented consumer products company. The central elements of the Company's approach include a market segmentation strategy based primarily on brand management and a merchandising strategy based on attractive and informative product displays and labeling.

     - Market Segmentation Strategy. The Company has developed a family of brands, each targeted to one or more specific consumer segments and price-points. For example, shovels sold under the Company's opening-price-point Yard 'n Garden brand retail from $3.99 to $5.99, while shovels sold under the Company's best-quality Razor-Back brand retail from $19.99 to $21.99. The Company's products and brands are differentiated by price, features and warranty, as well as by the materials and production processes used.

     - Merchandising Strategy. The Company was the first in the long handle tool segment of the non-powered lawn and garden industry to successfully implement sophisticated merchandising and marketing programs. The Company's merchandising programs are designed to (i) create brand identification among goods historically treated as commodities and (ii) increase retail sales while reducing the amount of sales support needed from the retailer's employees. The Company uses innovative product labeling and point-of-sale signage and racking to highlight the comparative value and quality of products within and among the Company's brands. Products within the Company's Union, Scotts and Perfect Cut lines are merchandised using the Company's trademarked "Good/Better/Best" format. Where adequate shelf-space is available, the Company also merchandises its brands together, from the Company's opening price-point Yard 'n Garden brand to its best-quality Razor-Back brand, using a similar value positioning technique. The Company believes that its merchandising strategy facilitates comparison shopping and encourages consumers to purchase higher price-point products.

     Over the past six years, the Company also has expanded its infrastructure to support future growth by recruiting an experienced management team, increasing manufacturing capacity and enhancing its management information systems.

GROWTH STRATEGY

     The Company believes that it can leverage the success of its business strategy through the implementation of the following growth strategies:

     - Increase Penetration in High Growth Distribution Channels. The Company believes that certain distribution channels, such as home centers and mass merchants, are growing more rapidly than the overall industry. The Company believes that it can continue to increase its sales in these high growth distribution channels through its unique combination of brand names, innovative merchandising techniques and high quality products. For example, in August 1996, after the Company demonstrated the effectiveness of its market segmentation and merchandising strategies in a select number of Home Depot stores, Home Depot selected the Company as the supplier of long handle tools for all new Home Depot stores in new markets and for 50 existing Home Depot stores. Home Depot has indicated that it expects to open approximately 450 additional stores over the next five years, primarily in new markets. In addition, the Company has been a continuous supplier to Sears for over 80 years and the primary supplier of long handle tools to Sears for over 50 years. In five of the last six years the Company has received the prestigious "Partners in Progress" trophy awarded to approximately 80 of Sears' 10,000 suppliers. Sears has indicated that it expects to open or acquire over 500 additional non-mall hardware stores over the next five years.

     - Develop Product Line Extensions. The Company believes that product line extensions allow the Company to increase sales with minimal incremental expenditures. The Company recently expanded its cutting tool and striking tool product lines with the introduction of Perfect Cut pruning shears and loppers and Razor-Back mattocks, picks, axes, hammers and bars. The Company also recently introduced the Lady Gardener line of tools, which is ergonomically designed for female gardeners. The Company is actively developing additional product line extension opportunities.

     - Complete Strategic Acquisitions. The Company intends to increase its presence in certain segments of the lawn and garden industry through selective acquisitions and to increase operating efficiencies through vertical integration. Consistent with this strategy, in February 1997 the Company acquired an injection molding facility from one of the Company's largest suppliers of plastic parts. The Company's Credit Facility
       contains a $35 million acquisition facility, approximately $     million
       of which will be available following consummation of the Offering and the application of the net proceeds therefrom. In addition, Oaktree Capital Management, LLC ("Oaktree"), the manager of the Oaktree Fund, has indicated its willingness to consider providing financing from the Oaktree Fund for future acquisitions by the Company.

The Company believes that continued application of its market segmentation and merchandising strategies, together with the implementation of the foregoing growth strategies, will enable the Company to continue its growth, increase its profitability and enhance its market share.

     The Company's executive offices are located at 500 Dublin Avenue, Columbus, Ohio 43216-1930, and its telephone number is (614) 222-4400.

             DISPOSITION OF NON-LAWN AND GARDEN BUSINESS OPERATIONS

     In December 1996, the Company sold substantially all of the assets of VSI, a distributor of packaged fasteners, for approximately $6.9 million, plus the assumption of approximately $2.3 million of related liabilities. The Company also intends to sell McGuire-Nicholas within the next 12 months. McGuire-Nicholas is a manufacturer and distributor of leather, canvas and synthetic fabric tool holders and work aprons. VSI's and McGuire-Nicholas' results of operations are shown as "Loss from discontinued operations" in the Summary Consolidated Financial Data, Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this Prospectus. Net assets of the discontinued VSI and McGuire-Nicholas operations are shown as "Net assets of discontinued operations" in the Consolidated Financial Statements appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Disposition of Non-Lawn and Garden Business Operations" and "Description of McGuire-Nicholas". Following the intended sale of McGuire-Nicholas, UnionTools, Inc. ("UnionTools") will be the Company's only remaining operating subsidiary.

                               FUND TRANSACTIONS

     Oaktree, on behalf of the Oaktree Fund, has indicated that it intends to
purchase      shares of Common Stock in the Offering at the per share Price to
Public set forth on the cover page of this Prospectus.

     In December 1993 and in May 1994 Acorn issued certain subordinated promissory notes in the aggregate principal amount of approximately $31.4 million (the "Subordinated Notes") to several investment funds and accounts (the "TCW Funds") managed by affiliates of The TCW Group, Inc. (the "TCW Group"). In August 1996 Acorn issued 100 shares of Series A Preferred Stock with an aggregate stated value of approximately $8.6 million (the "Series A Preferred Stock") to the TCW Funds as payment in full of accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996. As of January 31, 1997, the aggregate principal balance of the Subordinated Notes and accrued interest thereon was approximately $33.4 million and the aggregate liquidation value of the Series A Preferred Stock was approximately $9.2 million. See "Certain Transactions".

     The Company intends to use approximately $     million of the estimated net
proceeds of $     million from the Offering to redeem the Series A Preferred
Stock and pay accumulated dividends thereon and to repay a portion of the Subordinated Notes and accrued interest thereon. Concurrent with the consummation of the Offering, the TCW Funds will exchange the remainder of the Subordinated Notes for a number of shares of Common Stock equal to the remaining aggregate principal amount of the Subordinated Notes and accrued interest
thereon (approximately $          million giving effect to the Offering and the
application of the net proceeds therefrom as of January 31, 1997) divided by the per share Price to Public set forth on the cover page of this Prospectus (the "Exchange"). As of January 31, 1997 and at an assumed initial public
offering price of $          , the mid-point of the range of initial public
offering prices set forth on the cover page of this Prospectus, the TCW Funds
would receive an aggregate of     shares of Common Stock pursuant to the
Exchange. See "Risk Factors -- Control by Principal Stockholders", "Use of Proceeds" and "Certain Transactions".

                                  THE OFFERING

Common Stock offered.........................  shares
Common Stock outstanding after the             shares
  Offering(1)................................
Use of Proceeds..............................  The Company intends to use substantially all
                                               of the estimated net proceeds of $     million
                                               to (i) redeem the Series A Preferred Stock and
                                               pay accumulated dividends thereon, (ii) reduce
                                               indebtedness outstanding under the Company's
                                               senior credit facility (the "Credit Facility")
                                               and accrued interest thereon and (iii) repay a
                                               portion of the Subordinated Notes and accrued
                                               interest thereon. See "Use of Proceeds" and
                                               "Certain Transactions".
Proposed Nasdaq National Market symbol.......

---------------
(1) Based upon the number of shares of Common Stock outstanding on April   ,
    1997, as adjusted to give effect to the issuance of           shares of
    Common Stock pursuant to the Exchange (giving effect to the Exchange as of January 31, 1997 and at an assumed initial public offering price of
    $          , the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus). Excludes (i)
    shares of Common Stock issuable upon the exercise of outstanding stock
    options, (ii)           shares of Common Stock reserved for issuance under
    Acorn's 1997 Stock Incentive Plan (the "Incentive Plan"), pursuant to which
    options to purchase           shares of Common Stock will be outstanding
    upon consummation of the Offering, (iii)           shares of Common Stock
    reserved for issuance under Acorn's Deferred Equity Compensation Plan for Directors (the "Director Stock Plan"). See "Management -- 1997 Stock Incentive Plan", "Management -- Director Stock Plan" and Note 10 to Consolidated Financial Statements.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 9 for a description of certain risks relevant to an investment in the Common Stock.

     As used in this Prospectus, "Ace Hardware" refers to Ace Hardware Corp., "Agway" refers to Agway, Inc., "Builders Square" refers to Builders Square, Inc., "Cotter & Company" refers to Cotter & Company, "Fred Meyer" refers to Fred Meyer, Inc., "Frank's Nursery" refers to Frank's Nursery & Crafts Inc., "HomeBase" refers to HomeBase, Inc., "Kmart" refers to Kmart Corporation, "Payless Cashways" refers to Payless Cashways, Inc., "Sears" refers to Sears, Roebuck & Company, and "Home Depot" refers to The Home Depot, Inc.

     Lady Gardener(R), Perfect Cut(R), Pro Force(R), Razor-Back(R), Union(R), Union Pro(R) and Yard'n Garden(R) are registered trademarks of the Company. Agway(R) is a registered trademark of Agway. Green Thumb(R) is a registered trademark of Cotter & Company. Frank's(R) is a registered trademark of Frank's Nursery. Craftsman(R) and Sears(R) are registered trademarks of Sears. Scotts(R) is a registered trademark of The Scotts Company.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The Summary Consolidated Financial Data for fiscal 1992, fiscal 1993, the four months ended December 2, 1993, the eight months ended July 29, 1994, fiscal 1995 and fiscal 1996 have been derived from the audited Consolidated Financial Statements of the Company. The Summary Consolidated Financial Data for the six months ended January 26, 1996 and the six months ended January 31, 1997 have been derived from the unaudited Consolidated Financial Statements of the Company, which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of financial data for such periods. The results of such interim periods are not necessarily indicative of the results that will be reported for the full fiscal year. The Summary Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.

                                     PREDECESSOR COMPANY                                SUCCESSOR COMPANY
                              ----------------------------------   ------------------------------------------------------------
                                                        FOUR        EIGHT
                                                       MONTHS       MONTHS
                                  YEAR ENDED            ENDED       ENDED          YEAR ENDED             SIX MONTHS ENDED
                              -------------------    -----------   --------   ---------------------   -------------------------
                              JULY 31,   JULY 31,    DECEMBER 2,   JULY 29,   JULY 28,   AUGUST 2,    JANUARY 26,   JANUARY 31,
                                1992       1993        1993(1)       1994       1995        1996         1996          1997
                              --------   --------    -----------   --------   --------   ----------   -----------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................... $ 60,699   $ 70,051     $  20,331    $ 72,370   $ 86,543    $ 92,652     $  35,843     $  40,695
Cost of goods sold...........   43,856     50,548        14,185      52,271     63,411      67,496        27,290        30,142
                               -------   --------      --------     -------    -------     -------       -------      --------
Gross profit.................   16,843     19,503         6,146      20,099     23,132      25,156         8,553        10,553
Selling, general and
  administrative expenses....   11,380     12,648         5,482       9,955     15,531      16,815         7,356         8,641
                               -------   --------      --------     -------    -------     -------       -------      --------
Operating profit.............    5,463      6,855           664      10,144      7,601       8,341         1,197         1,912
Interest expense.............    4,924      4,939         2,773       3,525      6,485       6,732         2,918         3,243
Amortization of
  intangibles................    2,525      2,520           124         601      1,061       1,173           553           572
Other expenses...............       --     34,409(2)         --          11        694       1,522(3)         58         1,088(4)
                               -------   --------      --------     -------    -------     -------       -------      --------
Income (loss) from continuing
  operations before income
  taxes......................   (1,986)   (35,013)       (2,233)      6,007       (639)     (1,086)       (2,332)       (2,991)
Income taxes.................       --         --            --         290         --         582            --            --
                               -------   --------      --------     -------    -------     -------       -------      --------
Net income (loss) from
  continuing operations......   (1,986)   (35,013)       (2,233)      5,717       (639)     (1,668)       (2,332)       (2,991)
                               -------   --------      --------     -------    -------     -------       -------      --------
Loss from discontinued
  operations(5)..............   (5,684)   (33,560)(2)     (8,373)      (614)    (1,800)     (6,480)       (1,111)       (7,082)
                               -------   --------      --------     -------    -------     -------       -------      --------
Cumulative effect of change
  in accounting for
  post-retirement benefits...       --         --            --          --         --         869           869            --
                               -------   --------      --------     -------    -------     -------       -------      --------
Net income (loss)............ $ (7,670)  $(68,573)    $ (10,606)   $  5,103   $ (2,439)   $ (7,279)    $  (2,574)    $ (10,073)
                               =======   ========      ========     =======    =======     =======       =======      ========
Net income (loss) from
  continuing operations per
  share......................
Weighted average number of
  shares outstanding.........
OTHER DATA:
Gross margin.................     27.7%      27.8%         30.2%       27.8%      26.7%       27.2%         23.9%         25.9%
Operating margin.............      9.0%       9.8%          3.3%       14.0%       8.8%        9.0%          3.3%          4.7%
EBITDA(6).................... $  6,466   $  8,343     $   1,168    $ 11,148   $  9,570    $ 10,760     $   2,419     $   2,847
Adjusted net income (loss)
  from continuing
  operations(7)..............                                                             $  3,931     $     240     $    (302)

                                     PREDECESSOR COMPANY                                SUCCESSOR COMPANY
                              ----------------------------------   -----------------------------------------------------------
                              JULY 31,   JULY 31,    DECEMBER 2,   JULY 29,   JULY 28,   AUGUST 2,        JANUARY 31, 1997
                                1992       1993         1993         1994       1995        1996      ACTUAL    AS ADJUSTED(8)
                              --------   --------    -----------   --------   --------   ----------   -------   --------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital.............. $(20,250)  $(17,255)    $ (17,902)   $ 21,081   $  5,989    $  8,543    $18,194
Total assets.................  141,404     68,154        79,439     101,833    112,280      98,895     95,646
Total debt...................  132,382    127,458       137,437      58,854     72,104      61,891     65,577
Stockholders' equity.........      269    (68,304)     (126,528)     19,422     17,323      18,530      8,665

---------------
(1) Pursuant to the acquisition of the Company by the TCW Funds, the Company made certain purchase accounting adjustments on December 3, 1993. The following purchase accounting adjustments impacted the Company's net income
    (loss) from continuing operations: (i) the basis of certain manufacturing equipment was increased by an aggregate of approximately $4.5 million; and
    (ii) goodwill was restated to approximately $40.0 million. The increased basis of the equipment resulted in an annual increase in depreciation expense of approximately $747,000, which is reflected in cost of goods sold. The restatement of goodwill resulted in an annual increase in amortization of intangibles of approximately $430,000. On a pro forma basis, giving effect to the purchase accounting adjustments described above, cost of goods sold and amortization of intangibles for the four months ended December 2, 1993 would have increased by approximately $249,000 and $77,000, respectively. See Note 1 to Consolidated Financial Statements.

(2) In fiscal 1993 the Company reduced goodwill from continuing operations by $35,826 and goodwill from discontinued operations by $29,659.

(3) In fiscal 1996 the Company recognized other expense of $563,000 in connection with the resignation of Acorn's previous Chairman of the Board and other expense of $750,000 in connection with self-insured life insurance accruals related to the death of a former director of the Company.

(4) In the six months ended January 31, 1997 the Company recognized other expense of $950,000 from the write-off of certain capitalized bank fees incurred in connection with the Company's previous bank credit facility.

(5) Represents the loss from the discontinued VSI and McGuire-Nicholas operations, as well as (i) a net loss of $380,000 incurred upon the sale of substantially all of the assets of VSI, reflecting a loss of $665,000 recorded in fiscal 1996 and a gain of $285,000 recorded in the six months ended January 31, 1997 and (ii) a loss of $6.3 million in the six months ended January 31, 1997 incurred in connection with the intended disposition of McGuire-Nicholas. See Note 3 to Consolidated Financial Statements. In addition, the four months ended December 2, 1993 include restructuring costs of approximately $8.9 million.

(6) EBITDA represents earnings from continuing operations before interest expense, income taxes, depreciation, amortization and other expenses. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(7) As adjusted to give effect to (i) the Offering and the application of the
    net proceeds therefrom to repay $     million of indebtedness outstanding
    under the Credit Facility and accrued interest thereon and repay
    $     million of indebtedness outstanding under the Subordinated Notes and accrued interest thereon and (ii) the Exchange. Adjusted net income (loss) from continuing operations in the six months ended January 31, 1997 reflects a $950,000 write-off of certain capitalized bank fees incurred in connection with the Company's previous bank credit facility.

(8) As adjusted to give effect to (i) the Offering and the application of the net proceeds therefrom to redeem the Series A Preferred Stock and pay
    accumulated dividends thereon, repay $     million of indebtedness
    outstanding under the Credit Facility and accrued interest thereon and repay
    $     million of indebtedness outstanding under the Subordinated Notes and accrued interest thereon and (ii) the Exchange.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the Offering and the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

IMPACT OF WEATHER ON RESULTS OF OPERATIONS

     Weather is the most significant factor in determining market demand for the Company's products and is inherently unpredictable. Inclement weather during the spring gardening season and lack of snow during the winter may have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonal and Quarterly Fluctuations; Impact of Weather".

SEASONALITY

     The lawn and garden industry is seasonal in nature, with a high proportion of sales and operating income generated in January through May. Accordingly, the Company's sales tend to be greater during its third and fourth fiscal quarters. As a result, the Company's operating results depend significantly on the spring selling season. To support this sales peak, the Company must anticipate demand and build inventories of finished goods throughout the fall and winter. Accordingly, the Company's levels of raw materials and finished goods inventories tend to be at their highest, relative to sales, during the Company's first and second fiscal quarters. These factors increase variations in the Company's quarterly results of operations and potentially expose the Company to greater adverse effects of changes in economic and industry trends. Moreover, actual demand for the Company's products may vary substantially from the anticipated demand, leaving the Company with either excess inventory or insufficient inventory to satisfy customer orders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonal and Quarterly Fluctuations; Impact of Weather".

RECENT LOSSES

     The Company incurred net losses of $7.7 million, $68.6 million, $5.5 million, $2.4 million and $7.3 million, respectively, in fiscal 1992, fiscal 1993, the twelve months ended July 29, 1994, fiscal 1995 and fiscal 1996 and a net loss of $10.1 million during the six months ended January 31, 1997. The Company also incurred net losses from continuing operations of $2.0 million, $35.0 million, $639,000, $1.7 million and $3.0 million, respectively, in fiscal 1992, fiscal 1993, fiscal 1995, fiscal 1996 and the six months ended January 31, 1997. As a result of a high degree of financial leverage incurred in buyout transactions effectuated in 1986 and 1989, the Company restructured certain of its debt obligations in December 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Note 1 to Consolidated Financial Statements. There can be no assurance that the Company will attain profitability or achieve continued growth in operating performance.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     The Company's largest customer, Sears, accounted for 8.9%, 12.5% and 11.6% of gross sales in fiscal 1995, fiscal 1996 and the six months ended January 31, 1997, respectively. There can be no assurance that the Company's sales to Sears will continue at existing levels. A substantial reduction or cessation of sales to Sears or other major customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers".

     A key element of the Company's growth strategy is to increase sales in certain distribution channels, such as home centers and mass merchants through retailers such as Home Depot and Sears. Although Home Depot has indicated that it expects to open approximately 450 additional stores over the next five years and Sears has indicated that it expects to open or acquire over 500 additional non-mall hardware stores over the next five years, there can be no assurance that such stores will be opened or, if opened, that the Company will be chosen to supply its products to all or a significant portion of such stores. In addition, there can be no assurance that such stores will generate significant additional sales for the Company or that such stores will not result in a reduction of sales to the Company's other customers, whether through consolidation or otherwise.

DEPENDENCE ON KEY PERSONNEL

     The recent growth and development of the Company largely has been dependent upon the services of Gabe Mihaly, President and Chief Executive Officer of Acorn and UnionTools. The loss of Mr. Mihaly's services could have a material adverse effect on the Company. See "Management".

UNCERTAINTY OF FUTURE ACQUISITIONS

     A key element of the Company's strategy is the acquisition of businesses and assets in the lawn and garden industry. There can be no assurance, however, that the Company will be able to identify attractive acquisition opportunities, obtain sufficient financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, there can be no assurance that the Company will be successful in integrating acquired businesses into its existing operations or that such integration will not result in unforeseen operational difficulties or require a disproportionate amount of management's attention. Such acquisitions may result in the incurrence of additional indebtedness by the Company or the issuance of preferred stock or additional Common Stock. Furthermore, there can be no assurance that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Company of making acquisitions or causing the Company to refrain from making further acquisitions. See "Business -- Growth Strategy".

AVAILABILITY AND PRICE OF RAW MATERIALS

     The Company's products require the supply of raw materials consisting primarily of steel, plastics and ash wood. The Company has several suppliers for most of its raw materials. There can be no assurance, however, that the Company will not experience shortages of raw materials or components essential to its production processes or be forced to seek alternative sources of supply. In addition, there can be no assurance that prices for such materials will remain stable. Any shortages of raw materials may result in production delays and increased costs which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Raw Materials".

COMPETITION

     All aspects of the lawn and garden industry, including attracting and retaining customers and pricing, are highly competitive. The Company competes for customers with large consumer product manufacturers and numerous other companies that produce specialty home and garden products, as well as with foreign manufacturers that export their products to the U.S. Many of these competitors are larger and have significantly greater financial resources than the Company. There can be no assurance that increased competition in the lawn and garden industry will not have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Competition".

SUBSTANTIAL AMOUNT OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering,           shares of Common Stock will be
outstanding. The           shares of Common Stock sold in the Offering will be
available for resale in the public market without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the
Securities Act. The remaining           outstanding shares of Common Stock are
deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144.

     Certain existing stockholders of the Company (who in the aggregate hold shares of Common Stock), the executive officers and directors of the Company and the Oaktree Fund have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Additionally, the Company has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, that it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offering.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, such as the TCW Funds, is entitled to sell, within any three-month period, a number of shares of Common Stock which does not exceed the greater of 1% of the number of then-outstanding shares of the Common Stock
(          shares immediately after the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

     Acorn intends to file a registration statement on Form S-8 under the
Securities Act to register the sale of the           shares of Common Stock
reserved for issuance under the Incentive Plan. Acorn also intends to file a registration statement on Form S-8 under the Securities Act to register the sale
of the           shares of Common Stock reserved for issuance under the Director
Stock Plan. As a result, any shares of Common Stock issued pursuant to awards granted under such plans will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. See "Management -- 1997 Stock Incentive Plan" and "Management -- Director Stock Plan".

     The TCW Funds and the Oaktree Fund have, subject to certain conditions and restrictions, the right to include the shares of Common Stock owned by them in registered public offerings of Common Stock (or securities exchangeable for or convertible into Common Stock) undertaken by Acorn for its own account, as well as to require Acorn to register the sale of such shares, subject to certain conditions, upon demand. The TCW Group has informed the Company that the TCW Funds currently are in their respective liquidation periods, requiring such funds to liquidate their investments in an orderly manner. Pursuant to their organizational documents, the TCW Funds terminate over the period from November 2001 to June 2003. As a result, it is likely that the shares of Common Stock held by the TCW Funds will be sold prior to such time or distributed to investors in the TCW Funds. All such shares, except those acquired by affiliates of the Company, will be immediately eligible for resale under Rule 144(k).

     No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities, or the availability of such shares, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity or equity linked securities. See "Shares Available for Future Sale" and "Underwriting".

IMPACT OF HOLDING COMPANY STRUCTURE

     Acorn is a holding company with no business operations of its own. Following the intended sale of McGuire-Nicholas, Acorn's only material asset will be all of the outstanding capital stock of UnionTools.

Accordingly, Acorn is dependent upon the earnings and cash flows of, and dividends and distributions from, UnionTools to pay its expenses and meet its obligations and to pay any cash dividends or distributions on the Common Stock that may be authorized by the Board of Directors of Acorn. There can be no assurance that UnionTools will generate sufficient earnings and cash flows to pay dividends or distribute funds to Acorn to enable Acorn to pay its expenses and meet its obligations or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of UnionTools then in effect, will permit such dividends or distributions. See
" -- Restrictions Imposed by the Terms of the Company's Indebtedness" and
" -- No Dividends".

ABSENCE OF PUBLIC MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK
PRICE

     Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters and may bear no relationship to the market price of the Common Stock after the Offering. See "Underwriting". Subsequent to the Offering, prices for the Common Stock will be determined by the market and may be influenced by a number of factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company and other participants in the lawn and garden industry, weather and general economic and other conditions.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

     The terms and conditions of the Credit Facility impose, and the terms and conditions of future debt instruments of the Company may impose, restrictions on the Company that affect, among other things, its ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets and make certain investments. The terms of the Credit Facility require UnionTools to maintain specified financial ratios and satisfy certain tests, including minimum interest coverage ratios, and place limits on future capital expenditures of UnionTools. In addition, the Credit Facility restricts UnionTools' ability to pay dividends and make distributions. As of January 31, 1997, after giving effect to the Offering and the use of proceeds therefrom (at
an assumed initial public offering price of $          per share, the mid-point
of the range of initial public offering prices set forth on the cover page of
this prospectus) there would have been approximately $     million outstanding
under the Credit Facility and approximately $     million available under the
revolving portion of the Credit Facility and approximately $     million
available under the acquisition line of the Credit Facility. See " -- No Dividends" and "Description of Certain Indebtedness".

     The ability of the Company to comply with the terms of its debt instruments can be affected by events beyond its control, including events and changes in the competitive environment, which could impair the Company's operating performance. There can be no assurance that the Company will be able to comply with the provisions of its debt instruments, including compliance by UnionTools with the financial ratios and tests contained in the Credit Facility. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods could result in an event of default pursuant to which holders of such indebtedness could declare all amounts outstanding under such debt instruments to be due and payable immediately. Any such declaration under a debt instrument is likely to result in an event of default under one of the other debt instruments of the Company, if any, then outstanding. There can be no assurance that the assets or cash flows of the Company would be sufficient to repay in full borrowings under its outstanding debt instruments, whether upon maturity or in the event of acceleration upon an event of default, or that the Company would be able to refinance or restructure the payments of such indebtedness. See "-- Impact of Holding Company Structure" and "Description of Certain Indebtedness".

NO DIVIDENDS

     Acorn currently does not intend to pay any cash dividends on the Common Stock. Acorn is a holding company with no business operations of its own. Acorn therefore is dependent upon payments, dividends and distributions from UnionTools, its principal operating subsidiary, for funds to pay its expenses and to pay future cash dividends or distributions, if any, to holders of the Common Stock. UnionTools currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and general corporate purposes. UnionTools has no current intention of paying dividends or making other distributions to Acorn in excess of amounts necessary to pay Acorn's operating expenses and taxes. The Credit Facility contains restrictions on UnionTools' ability to pay dividends or make other distributions to Acorn. The Credit Facility provides that, unless UnionTools meets certain financial tests, it may not declare any dividends or make any other payments or distributions to Acorn except for amounts necessary to pay Acorn's operating expense up to $125,000 per month and to pay Acorn's federal and state income taxes. See "Dividend Policy" and "Description of Certain Indebtedness".

CONTROL BY PRINCIPAL STOCKHOLDERS

     Upon consummation of the Offering and after giving effect to the Exchange (as of January 31, 1997 and at an assumed initial public offering price of
$          , the mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus), the TCW Group and the TCW Funds may
be deemed to be the beneficial owners of approximately   % of the outstanding
shares of Common Stock. Upon consummation of the Offering, Oaktree and the
Oaktree Fund may be deemed to be the beneficial owner of approximately   % of
the outstanding shares of Common Stock. Certain individuals designated by the TCW Group to manage the TCW Funds also are principals of Oaktree. However, Oaktree does not have voting or dispositive power with respect to the shares of Common Stock owned by the TCW Funds. Until such time, if ever, that there is a significant decrease in the number of shares of Common Stock held by the TCW Funds and the Oaktree Fund, the TCW Group and Oaktree will be able to control the Company through their ability to determine the outcome of votes of stockholders regarding, among other things, election of directors and approval of significant transactions. In addition, upon consummation of the Offering officers and directors of Acorn will beneficially own an aggregate of
approximately shares, or   %, of the Common Stock. See "-- Substantial Amount of
Common Stock Eligible for Future Sale", "Management", "Principal Stockholders" and "Certain Transactions".

EFFECT OF CERTAIN CHARTER, CHANGE OF CONTROL AND STATUTORY PROVISIONS

     Acorn's Board of Directors is authorized, subject to certain limitations prescribed by law, to issue up to 1,000 shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions, including voting rights, of those shares without any further vote or action by stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Acorn. Acorn has no current plans to issue additional shares of preferred stock. See "Description of Capital
Stock -- Preferred Stock". The Credit Facility contains provisions that, under certain circumstances, will cause such indebtedness to become due upon the occurrence of a change of control of the Company. See "Description of Certain Indebtedness". These provisions could have the effect of making it more difficult for a third party to acquire control of the Company.

     The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock -- Certain Provisions of Delaware Law".

LABOR RELATIONS

     Most of the Company's hourly employees are covered by collective bargaining or similar labor agreements. The Company currently is a party to four such agreements, one of which expires in 1998 and three of which expire in 1999. There can be no assurance that the Company will be successful in negotiating new labor contracts on terms satisfactory to the Company or without work stoppages or strikes. A prolonged work stoppage or strike at any of the Company's facilities could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees".

ENVIRONMENTAL MATTERS

     The Company is subject to various Federal, state, and local environmental laws, ordinances and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. The Company has made, and will continue to make, expenditures to comply with these environmental requirements and regularly reviews its procedures and policies for compliance with environmental laws. The Company also has been involved in remediation actions with respect to certain of its facilities. Amounts expended by the Company in such compliance and remediation activities have not been material to the Company. However, current conditions and future events, such as changes in existing laws and regulations, may give rise to additional compliance or remediation costs that could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material. See "Business -- Environmental Matters".

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their Common Stock. As of
January 31, 1997, the net tangible book value per share was $          . At an
assumed initial public offering price of $          per share, the mid-point of
the range of the initial public offering prices set forth on the cover page of this Prospectus, current stockholders would experience an increase in net
tangible book value per share of $          and purchasers of shares of Common
Stock in the Offering would experience dilution in net tangible book value of
$          per share. See "Dilution".

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the             shares of
Common Stock offered hereby (at an assumed initial public offering price of
$          per share, the midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus, and after deducting the underwriting discount and estimated expenses of the Offering) are estimated to
be $     million. The Company intends to use the net proceeds from the Offering
as follows: (i) approximately $     million of the net proceeds to redeem the
Series A Preferred Stock and pay accumulated dividends thereon, (ii)
approximately $          of the net proceeds to repay the term loan portion of
the Credit Facility and accrued interest thereon and reduce indebtedness outstanding under the acquisition line of the Credit Facility and accrued
interest thereon and (iii) approximately $     million of the net proceeds to
repay indebtedness outstanding under the Subordinated Notes and accrued interest thereon. Pursuant to the Exchange, the remainder of the Subordinated Notes will be exchanged for shares of Common Stock. See "Certain Transactions". Although application of the net proceeds from the Offering will result in a permanent reduction of the principal amount of the term loan under the Credit Facility, it will not reduce the amounts available to the Company under either the revolving facility or the acquisition line of the Credit Facility. Pursuant to its growth strategy, the Company is actively considering acquisitions, although it currently does not have any understandings or agreements with respect to potential acquisitions. See "Business -- Growth Strategy".

     The Series A Preferred Stock accrues cumulative dividends at a rate of 13% per year. The Subordinated Notes bear interest at a rate of 13% per year and mature in July 2003. Indebtedness outstanding under the Credit Facility bears interest at variable rates (8.25% per year at January 31, 1997) and matures in December 2003. See "Description of Certain Indebtedness".

                                DIVIDEND POLICY

     Acorn has never paid, and currently does not intend to pay, any cash dividends on the Common Stock. Acorn is a holding company with no business operations of its own. Acorn therefore is dependent upon payments, dividends and distributions from UnionTools for funds to pay dividends to stockholders of Acorn. UnionTools currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and other general corporate purposes. UnionTools has no current intention of paying dividends or making other distributions to Acorn in excess of amounts necessary to pay Acorn's operating expenses and taxes. The Credit Facility contains restrictions on UnionTools' ability to pay dividends or make payments or other distributions to Acorn. The Credit Facility provides that, unless UnionTools meets certain financial tests, it may not declare any dividends or make any other payments or distributions to Acorn except for amounts necessary to pay Acorn's operating expenses up to $125,000 per month and to pay Acorn's federal and state income taxes. See "Risk Factors -- Impact of Holding Company Structure", "Risk Factors -- No Dividends" and "Description of Certain Indebtedness".

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at January 31, 1997 and as adjusted as of such date to give effect to
(i) the issuance and sale of the             shares of Common Stock offered
hereby (at an assumed initial public offering price of $          per share, the
midpoint of the range of initial public offering prices set forth on the cover page of this Prospectus, and after deducting the underwriting discount and estimated expenses of the Offering) and the application of the net proceeds therefrom and (ii) the Exchange. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                            JANUARY 31, 1997
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                         (DOLLARS IN THOUSANDS)
Short-term debt:
  Revolving portion of Credit Facility................................  $ 14,223
  Current portion of long-term debt...................................     3,000
                                                                        --------        --------
          Total short-term debt.......................................  $ 17,223      $
                                                                        ========        ========
Long-term debt:
  Term loan portion of Credit Facility(1).............................  $ 17,000      $
  Subordinated Notes(1)...............................................    31,354
                                                                        --------        --------
          Total long-term debt........................................  $ 48,354      $
                                                                        ========        ========
Stockholders' equity:
  Preferred stock, par value $.001 per share; 1,000 shares authorized,
     100 shares issued and outstanding (no shares outstanding as adjusted)(2).....................................................  $  8,596
  Common Stock, par value $.001 per share; 20 million shares
     authorized,             shares issued and outstanding
     (            shares outstanding as adjusted)(3)..................    14,494
  Contributed capital-stock options(4)................................       460
  Minimum pension liability(5)........................................      (197)
  Retained earnings (deficit).........................................   (14,688)
                                                                        --------        --------
     Total stockholders' equity.......................................     8,665
                                                                        --------        --------
          Total capitalization........................................  $ 74,242      $
                                                                        ========        ========

---------------
(1) See Note 4 to Consolidated Financial Statements.

(2) See Note 5 to Consolidated Financial Statements.

(3) Excludes (i)             shares of Common Stock issuable upon the exercise
    of outstanding stock options, (ii)             shares of Common Stock
    reserved for issuance under the Incentive Plan, pursuant to which options to
    purchase             shares of Common Stock will be outstanding upon
    consummation of the Offering and (iii)             shares of Common Stock
    reserved for issuance under the Director Stock Plan. See "Management -- 1997 Stock Incentive Plan", "Management -- Director Stock Plan" and Note 10 to Consolidated Financial Statements.

(4) See Note 10 to Consolidated Financial Statements.

(5) See Note 7 to Consolidated Financial Statements.

                                    DILUTION

     The net tangible book value of the Company at January 31, 1997 was $(22.5)
million, or $          per share of Common Stock. Net tangible book value per
share represents the amount of tangible assets of the Company, less total liabilities, divided by the number of outstanding shares of Common Stock. Without taking into account any other changes in net tangible book value after January 31, 1997, other than to give effect to (i) the sale by the Company of shares of Common Stock offered hereby (at an assumed initial public
offering price of $          per share, the midpoint of the range of initial
public offering prices set forth on the cover page of this Prospectus, and after deducting the underwriting discount and estimated expenses of the Offering), and the application of the estimated net proceeds therefrom and (ii) the Exchange, the pro forma net tangible book value of the Company at January 31, 1997 would
have been $     million, or $
per share. This represents an immediate increase in net tangible book value of
$     per share of Common Stock to existing stockholders and an immediate
dilution of approximately $     per share to new investors purchasing shares in
the Offering. The following table illustrates the per share book value dilution to new investors:

Assumed initial public offering price per share..............................           $
  Net tangible book value per share before the Offering......................  $
  Increase per share attributable to the Offering............................
Pro forma net tangible book value per share after the Offering...............
                                                                                        ------
Net tangible book value dilution per share to new investors(1)...............           $
                                                                                        ======

---------------
(1) Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the assumed initial public offering price per share of Common Stock.

     The following table sets forth as of January 31, 1997 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and the new investors (at an assumed initial public
offering price of $     per share, the midpoint of the range of initial public
offering prices set forth on the cover page of this Prospectus) before deducting the underwriting discount and estimated offering expenses payable by the Company.

                                            SHARES PURCHASED        TOTAL CONSIDERATION PAID       AVERAGE
                                         ----------------------     -------------------------     PRICE PER
                                           NUMBER       PERCENT        AMOUNT         PERCENT       SHARE
                                         -----------    -------     -------------     -------     ---------
                                                                    (IN MILLIONS)
Existing stockholders(1)...............                      %         $                   %       $
New investors..........................
                                          ----------      ---           ------          ---
          Total........................                   100%         $                100%
                                          ==========      ===           ======          ===

---------------
(1) Gives effect to the Exchange.

     As of January 31, 1997, there were options outstanding to purchase a total
of             shares of Common Stock at a weighted average exercise price of
$     per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization" and Note 10 to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data for fiscal 1992, fiscal 1993, the four months ended December 2, 1993, the eight months ended July 29, 1994, fiscal 1995 and fiscal 1996 have been derived from the audited Consolidated Financial Statements of the Company. The Selected Consolidated Financial Data for the six months ended January 26, 1996 and the six months ended January 31, 1997 have been derived from the unaudited Consolidated Financial Statements of the Company, which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of financial data for such periods. The results of such interim periods are not necessarily indicative of the results that will be reported for the full fiscal year. The Selected Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.

                                   PREDECESSOR COMPANY                                SUCCESSOR COMPANY
                            ----------------------------------   ------------------------------------------------------------
                                                      FOUR        EIGHT
                                                     MONTHS       MONTHS
                                YEAR ENDED            ENDED       ENDED          YEAR ENDED             SIX MONTHS ENDED
                            -------------------    -----------   --------   ---------------------   -------------------------
                            JULY 31,   JULY 31,    DECEMBER 2,   JULY 29,   JULY 28,   AUGUST 2,    JANUARY 26,   JANUARY 31,
                              1992       1993        1993(1)       1994       1995        1996         1996          1997
                            --------   --------    -----------   --------   --------   ----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales.................. $ 60,699   $ 70,051     $  20,331    $ 72,370   $ 86,543    $ 92,652     $  35,843     $  40,695
Cost of goods sold.........   43,856     50,548        14,185      52,271     63,411      67,496        27,290        30,142
                            --------   --------     ---------    --------   --------    --------     ---------     ---------
Gross profit...............   16,843     19,503         6,146      20,099     23,132      25,156         8,553        10,553
Selling, general and
  administrative
  expenses.................   11,380     12,648         5,482       9,955     15,531      16,815         7,356         8,641
                            --------   --------     ---------    --------   ---------  ---------     ---------     ---------
Operating profit...........    5,463      6,855           664      10,144      7,601       8,341         1,197         1,912
Interest expense...........    4,924      4,939         2,773       3,525      6,485       6,732         2,918         3,243
Amortization of
  intangibles..............    2,525      2,520           124         601      1,061       1,173           553           572
Other expenses.............       --     34,409(2)         --          11        694       1,522(3)         58         1,088(4)
                            --------   --------     ---------    --------   ---------  ---------     ---------     ---------
Income (loss) from
  continuing operations
  before income taxes......   (1,986)   (35,013)       (2,233)      6,007       (639)     (1,086)       (2,332)       (2,991)
Income taxes...............       --         --            --         290         --         582            --            --
                            --------   --------     ---------    --------   ---------  ---------     ---------     ---------
Net income (loss) from
  continuing operations....   (1,986)   (35,013)       (2,233)      5,717       (639)     (1,668)       (2,332)       (2,991)
                            --------   --------     ---------    --------   ---------  ---------     ---------     ---------
Loss from discontinued
  operations(5)............   (5,684)   (33,560)(2)     (8,373)      (614)    (1,800)     (6,480)       (1,111)       (7,082)
                            --------   --------     ----------   --------   ---------  ---------     ---------     ---------
Cumulative effect of change
  in accounting for post-
  retirement benefits......       --         --            --          --         --         869           869            --
                            --------   --------     ---------    ---------  ---------  ---------     ---------     ---------
Net income (loss).......... $ (7,670)  $(68,573)    $ (10,606)   $  5,103   $ (2,439)   $ (7,279)    $  (2,574)    $ (10,073)
                            ========   ========     =========    =========  =========  =========     =========     =========
Net income (loss) from
  continuing operations per
  share....................
Weighted average number of
  shares outstanding.......
OTHER DATA:
Gross margin...............     27.7%      27.8%         30.2%       27.8%      26.7%       27.2%         23.9%         25.9%
Operating margin...........      9.0%       9.8%          3.3%       14.0%       8.8%        9.0%          3.3%          4.7%
EBITDA(6).................. $  6,466   $  8,343     $   1,168    $ 11,148   $  9,570    $ 10,760     $   2,419     $   2,847

                                   PREDECESSOR COMPANY                                SUCCESSOR COMPANY
                            ----------------------------------   ------------------------------------------------------------
                            JULY 31,   JULY 31,    DECEMBER 2,   JULY 29,   JULY 28,   AUGUST 2,    JANUARY 26,   JANUARY 31,
                              1992       1993         1993         1994       1995        1996         1996          1997
                            --------   --------    -----------   --------   --------   ----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital............ $(20,250)  $(17,255)    $ (17,902)   $ 21,081   $  5,989    $  8,543     $   2,697     $  18,194
Total assets...............  141,404     68,154        79,439     101,833    112,280      98,895       116,472        95,646
Total debt.................  132,382    127,458       137,437      58,854     72,104      61,891        75,497        65,577
Stockholders' equity.......      269    (68,304)     (126,528)     19,422     17,323      18,530        14,836         8,665

---------------
(1) Pursuant to the acquisition of the Company by the TCW Funds, the Company made certain purchase accounting adjustments on December 3, 1993. The following purchase accounting adjustments impacted the Company's net income
    (loss) from continuing operations: (i) the basis of certain manufacturing equipment was increased by an aggregate of approximately $4.5 million; and
    (ii) goodwill was restated to approximately $40.0 million. The increased basis of the equipment resulted in an annual increase in depreciation expense of approximately $747,000, which is reflected in cost of goods sold. The restatement of goodwill resulted in an annual increase in amortization of intangibles of approximately $430,000. On a pro forma basis, giving effect to the purchase accounting adjustments described above, cost of goods sold and amortization of intangibles for the four months ended December 2, 1993 would have increased by approximately $249,000 and $77,000, respectively. See Note 1 to Consolidated Financial Statements.

(2) In fiscal 1993 the Company reduced goodwill from continuing operations by $35,826 and goodwill from discontinued operations by $29,659.

(3) In fiscal 1996 the Company recognized other expense of $563,000 in connection with the resignation of Acorn's previous Chairman of the Board and other expense of $750,000 in connection with self-insured life insurance accruals related to the death of a former director of the Company.

(4) In the six months ended January 31, 1997 the Company recognized other expense of $950,000 from the write-off of certain capitalized bank fees incurred in connection with the Company's previous bank credit facility.

(5) Represents the loss from the discontinued VSI and McGuire-Nicholas operations, as well as (i) a net loss of $380,000 incurred upon the sale of substantially all of the assets of VSI, reflecting a loss of $665,000 recorded in fiscal 1996 and a gain of $285,000 recorded in the six months ended January 31, 1997 and (ii) a loss of $6.3 million in the six months ended January 31, 1997 incurred in connection with the intended disposition of McGuire-Nicholas. See Note 3 to Consolidated Financial Statements. In addition, the four months ended December 2, 1993 include restructuring costs of approximately $8.9 million.

(6) EBITDA represents earnings from continuing operations before interest expense, income taxes, depreciation, amortization and other expenses. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Consolidated Financial Data, the Consolidated Financial Statements of the Company and the Notes thereto and the other financial information included elsewhere in this Prospectus. Certain statements under this caption constitute forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements as a result of various factors, including those set forth under the caption "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading manufacturer and distributor of non-powered lawn and garden tools. Acorn is a holding company with no business operations of its own. Following the intended sale of McGuire-Nicholas, Acorn's only material asset will be all of the outstanding capital stock of UnionTools. See
"-- Disposition of Non-Lawn and Garden Business Operations".

     Founded in 1890, the Company was operated as a family owned business until its sale in 1986 pursuant to a leveraged buyout transaction. The Company was sold in a second highly leveraged transaction in 1989. Primarily as a result of these transactions, the Company had approximately $132.4 million and $127.5 million of total indebtedness at July 31, 1992 and July 31, 1993, respectively, with approximately $60.7 million and $70.1 million of net sales in fiscal 1992 and fiscal 1993, respectively. The Company's results of operations from 1989 through December 1993 were adversely affected by a high degree of financial leverage and a lack of liquidity, despite the implementation of successful operating strategies by new senior management recruited in 1991. In December 1993, the Company restructured certain of its debt obligations in connection with the acquisition of the Company by the TCW Funds, thereby significantly reducing the Company's debt burden. Following the acquisition, the Company revalued certain assets, reduced goodwill and recognized a gain on the forgiveness of certain indebtedness. See "-- Results of Operations -- Fiscal 1995 Compared to Twelve Months Ended July 29, 1994".

     Over the past six years the Company has successfully implemented a business strategy designed to transform it from a manufacturing-oriented industrial company into a marketing-oriented consumer products company. The central elements of the Company's approach include a market segmentation strategy based primarily on brand management and a merchandising strategy based on attractive and informative product displays and labeling. Over the same period the Company also has expanded its infrastructure to support future growth by recruiting an experienced management team, increasing manufacturing capacity and enhancing management information systems. Reflecting the success of these operating strategies, the Company's net sales from continuing operations increased from $56.2 million in fiscal 1991 to $92.7 million in fiscal 1996, a CAGR of 10.5%. The Company's net sales from continuing operations were $40.7 million for the six months ended January 31, 1997, an increase of 13.5% from the same period in fiscal 1996. In addition, net sales of the Company's higher-margin, best-quality products increased from approximately 5% of total net sales in fiscal 1991 to approximately 35% of total net sales in fiscal 1996, while net sales of the Company's lower-margin, opening-price-point products decreased from approximately 35% of total net sales in fiscal 1991 to approximately 8% of total net sales in fiscal 1996.

     The price of raw materials used in the Company's products remained relatively stable during each of the periods discussed below.

     Implementation of the Company's market segmentation and merchandising strategies has resulted in increased selling, general and administrative expenses as the Company has increased its marketing focus through the development of merchandising displays, point-of-sale signage and product labeling, as well as additional cooperative advertising. The Company also incurred an increase in selling, general and administrative expenses due to increased staffing and upgrades of management information systems. The Company believes that its current level of selling, general and administrative expenses as a percentage of net sales is now consistent with its marketing-oriented focus.

DISPOSITION OF NON-LAWN AND GARDEN BUSINESS OPERATIONS

     In December 1996, the Company sold substantially all of the assets of VSI, a distributor of packaged fasteners, for approximately $6.9 million, plus the assumption of approximately $2.3 million of related liabilities. The Company also intends to sell McGuire-Nicholas within the next 12 months. McGuire-Nicholas is a manufacturer and distributor of leather, canvas and synthetic fabric tool holders and work aprons. The Company intends to use the proceeds from the expected sale of McGuire-Nicholas to reduce outstanding indebtedness. See "Description of McGuire-Nicholas". VSI's and McGuire-Nicholas' results of operations are shown as "Loss from discontinued operations" in the Summary Consolidated Financial Data, Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this Prospectus. Net assets of the discontinued VSI and McGuire-Nicholas operations are shown as "Net assets of discontinued operations" in the Consolidated Financial Statements appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The following table sets forth certain components of the Company's consolidated statement of operations data expressed as a percentage of net sales:

                                                             YEAR ENDED                SIX MONTHS ENDED
                                                       ----------------------     ---------------------------
                               TWELVE MONTHS ENDED     JULY 28,     AUGUST 2,     JANUARY 26,     JANUARY 31,
                                JULY 29, 1994(1)         1995         1996           1996            1997
                               -------------------     --------     ---------     -----------     -----------
Net sales....................         100.0%             100.0%       100.0%         100.0%          100.0%
Cost of goods sold...........          72.0               73.3         72.8           76.1            74.1
                                      -----              -----        -----          -----           -----
Gross profit.................          28.0               26.7         27.2           23.9            25.9
Selling, general and
  administrative expenses....          16.7               17.9         18.1           20.5            21.2
                                      -----              -----        -----          -----           -----
Operating profit.............          11.3                8.8          9.1            3.4             4.7
Interest expense.............           6.8                7.5          7.3            8.1             8.0
Amortization of
  intangibles................           0.9                1.2          1.3            1.5             1.4
Other expenses...............           0.0                0.8          1.6            0.2             2.7
                                      -----              -----        -----          -----           -----
Income (loss) from continuing
  operations before income
  taxes......................           3.6               (0.7)        (1.1)          (6.4)           (7.4)
Income taxes.................           0.3                 --          0.6             --              --
                                      -----              -----        -----          -----           -----
Net income (loss) from
  continuing operations......           3.3               (0.7)        (1.7)          (6.4)           (7.4)
                                      -----              -----        -----          -----           -----
Loss from discontinued
  operations.................          (9.7)              (2.1)        (7.0)          (3.1)          (17.4)
                                      -----              -----        -----          -----           -----
Cumulative effect of change
  in accounting for post
  retirement benefits........            --                 --          0.9            2.4              --
                                      -----              -----        -----          -----           -----
Net income (loss)............          (6.4)%             (2.8)%       (7.8)%         (7.1)%         (24.8)%
                                      =====              =====        =====          =====           =====

---------------
(1) Pursuant to the acquisition of the Company by the TCW Funds, the Company made certain purchase accounting adjustments on December 3, 1993. The following purchase accounting adjustments impacted the Company's net income
    (loss) from continuing operations: (i) the basis of certain manufacturing equipment was increased by an aggregate of approximately $4.5 million; and
    (ii) goodwill was restated to approximately $40.0 million. The increased basis of the equipment resulted in an annual increase in depreciation expense of approximately $747,000, which is reflected in cost of goods sold. The restatement of goodwill resulted in an annual increase in amortization of intangibles of approximately $430,000. On a pro forma basis, giving effect to the purchase accounting adjustments described above, cost of goods sold and amortization of intangibles for the four months ended December 2, 1993 would have increased by approximately $249,000 and $77,000, respectively. The percentage of net sales data for the 12 months ended July 29, 1994 has been adjusted to give effect to the foregoing purchase accounting adjustments throughout the period.

SIX MONTHS ENDED JANUARY 31, 1997 COMPARED TO SIX MONTHS ENDED JANUARY 26, 1996

     Net Sales. Net sales increased 13.5%, or $4.9 million, to $40.7 million in the six months ended January 31, 1997 compared to $35.8 million in the same period in the prior year. The increase in net sales principally reflected increased unit sales of the Company's better- and best-quality products, which are sold at higher wholesale prices than the Company's opening-price-point products, and increased unit sales across all product lines due to a relatively strong fall lawn and garden season as a result of favorable weather conditions, as well as increased market penetration.

     Gross Profit. Gross profit increased 23.4%, or $2.0 million, to $10.6 million in the six months ended January 31, 1997 compared to $8.6 million in the same period in the prior year. Gross margin increased to 25.9% in the six months ended January 31, 1997 from 23.9% in the six months ended January 26, 1996. The increase in gross margin reflected improved product mix due to increased sales of the Company's higher-margin, better- and best-quality products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 17.5%, or $1.3 million, to $8.6 million in the six months ended January 31, 1997 compared to $7.4 million in the same period in the prior year. As a percentage of net sales, selling, general and administrative expenses increased to 21.2% in the six months ended January 31, 1997 from 20.5% in the first six months of fiscal 1996. The increase principally is due to merchandising costs related to the conversion of customer stores previously serviced by the Company's competitors, as well as merchandising costs associated with opening new customer stores.

     Operating Profit. Operating profit increased 59.7%, or $715,000, to $1.9 million in the six months ended January 31, 1997 compared to $1.2 million in the same period in the prior year. Operating margin increased to 4.7% in the six months ended January 31, 1997 from 3.4% in the six months ended January 31, 1996.

     Other Expense. Other expense increased to $1,088,000 in the six months ended January 31, 1997 from $58,000 in the same period in the prior year primarily due to the write-off of $950,000 of capitalized bank fees incurred in connection with the Company's previous bank credit facility.

     Net Loss From Continuing Operations Before Income Taxes. Net loss from continuing operations before income taxes increased 28.3%, or $659,000, to $3.0 million in the six months ended January 31, 1997 compared to $2.3 million in the same period in the prior year. Interest expense increased to $3.2 million in the six months ended January 31, 1997 from $2.9 million in the six months ended January 31, 1996.

     Net Loss. Net loss increased $7.5 million to $10.0 million in the six months ended January 31, 1997 compared to $2.6 million in the same period in the prior year, primarily as a result of a loss of $6.3 million incurred in connection with the intended disposition of McGuire-Nicholas.

FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales increased 7.1%, or $6.1 million, to $92.7 million in fiscal 1996 compared to $86.5 million in fiscal 1995. The increase in net sales principally reflected increased unit sales across all product lines in fiscal 1996 due to the addition of new customers and favorable weather conditions, as well as lower net sales in fiscal 1995 due to inventory reduction efforts by key mass merchant customers and poor spring weather conditions.

     Gross Profit. Gross profit increased 8.7%, or $2.0 million, to $25.2 million in fiscal 1996 compared to $23.1 million in fiscal 1995. Gross margin increased to 27.2% in fiscal 1996 from 26.7% in fiscal 1995. The increase in gross margin primarily resulted from increased manufacturing efficiencies related to higher production levels, as well as improved product mix due to increased sales of the Company's higher-margin, better- and best-quality products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 8.3%, or $1.3 million, to $16.8 million in fiscal 1996 compared to $15.5 million in fiscal 1995. As a percentage of net sales, selling, general and administrative expenses increased to 18.1% in fiscal 1996 from 17.9% in fiscal 1995. The increase primarily results from an increase in cooperative advertising expenditures and staffing costs.

     Operating Profit. Operating profit increased 9.7%, or $740,000, to $8.3 million in fiscal 1996 compared to $7.6 million in fiscal 1995. Operating margin increased to 9.1% in fiscal 1996 from 8.8% in fiscal 1995.

     Other Expense. Other expense increased $828,000 to $1.5 million in fiscal 1996 compared to $694,000 in fiscal 1995. In fiscal 1996 the Company recognized other expense of $563,000 in connection with the resignation of Acorn's previous Chairman of the Board and other expense of $750,000 in connection with self-insured life insurance accruals related to the death of a former director of the Company.

     Net Loss From Continuing Operations Before Income Taxes. Net loss from continuing operations before income taxes increased 70.0%, or $447,000, to $1.1 million in fiscal 1996 compared to $639,000 in fiscal 1995.

     Net Loss. Net loss increased $4.8 million to $7.3 million in fiscal 1996 compared to $2.4 million in fiscal 1995, primarily as a result of increased losses from discontinued operations in 1996.

FISCAL 1995 COMPARED TO THE TWELVE MONTHS ENDED JULY 29, 1994

     Pursuant to the acquisition of the Company by the TCW Funds, the Company made certain purchase accounting adjustments on December 3, 1993. The following purchase accounting adjustments impacted the Company's net income (loss) from continuing operations: (i) the basis of certain manufacturing equipment was increased by an aggregate of approximately $4.5 million; and (ii) goodwill was restated to approximately $40.0 million. The increased basis of the equipment resulted in an annual increase in depreciation expense of approximately $747,000, which is reflected in cost of goods sold. The restatement of goodwill resulted in an annual increase in amortization of intangibles of approximately $430,000. On a pro forma basis, giving effect to the purchase accounting adjustments described above, cost of goods sold and amortization of intangibles for the four months ended December 2, 1993 would have increased by approximately $249,000 and $77,000, respectively. The following discussion compares the Company's results of operations for fiscal 1995 to the Company's results of operations for the 12 months ended July 29, 1994, as adjusted to give effect to the foregoing purchase accounting adjustments throughout the period.

     Net Sales. Net sales decreased 6.6%, or $6.2 million, to $86.5 million in fiscal 1995 compared to $92.7 million in the twelve months ended July 29, 1994. Net sales for the twelve months ended July 29, 1994 reflected record levels due to significant initial inventory purchases by a key mass merchant customer and favorable weather conditions. The decrease in net sales in fiscal 1995 principally reflected decreased unit sales across all product lines due to poor spring weather conditions, as well as inventory reduction efforts by key mass merchant customers which more than offset increased sales to other customers.

     Gross Profit. Gross profit decreased 11.0%, or $2.9 million, to $23.1 million in fiscal 1995 compared to $26.0 million in the twelve months ended July 29, 1994. Gross margin decreased to 26.7% in fiscal 1995 from 28.0% in the twelve months ended July 29, 1994. The decrease in gross margin primarily resulted from manufacturing inefficiencies related to lower production levels due to lower net sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 0.6%, or $100,000, to $15.5 million in fiscal 1995 compared to $15.4 million in the twelve months ended July 29, 1994. As a percentage of net sales, selling, general and administrative expenses increased to 17.9% in fiscal 1995 from 16.7% in the twelve months ended July 29, 1994. The increase principally reflects an increase of approximately $1.1 million in cooperative advertising expenditures and approximately $1.3 million in purchase accounting charges, partially offset by reductions in other variable costs related to lower net sales levels. Selling, general and administrative expenses increased in fiscal 1995 and the twelve months ended July 29, 1994 compared to prior periods as a result of management information system improvements.

     Operating Profit. Operating profit decreased 27.9%, or $2.9 million, to $7.6 million in fiscal 1995 compared to $10.5 million in the twelve months ended July 29, 1994. Operating margin decreased to 8.8% in fiscal 1995 from 11.3% in the twelve months ended July 29, 1994.

     Other Expense. Other expense increased to $694,000 in fiscal 1995 compared to $11,000 in the twelve months ended July 29, 1994. Other expense in fiscal 1995 resulted from compensation expense of $340,000 related to the vesting of executive stock options, as well as banking fees.

     Net Loss From Continuing Operations Before Income Taxes. Net loss from continuing operations before income taxes increased to $639,000 in fiscal 1995 compared to net income from continuing operations of $3.7 million in the twelve months ended July 29, 1994.

     Net Loss. Net loss decreased to $2.4 million in fiscal 1995 compared to net loss of $5.8 million in the twelve months ended July 29, 1994.

SEASONAL AND QUARTERLY FLUCTUATIONS; IMPACT OF WEATHER

     The lawn and garden industry is seasonal in nature, with a high proportion of sales and operating income generated in January through May. Accordingly, the Company's sales tend to be greater during its third and fourth fiscal quarters. As a result, the Company's operating results depend significantly on the spring selling season. To support this sales peak, the Company must anticipate demand and build inventories of finished goods throughout the fall and winter. Accordingly, the Company's levels of raw materials and finished goods inventories tend to be at their highest, relative to sales, during the Company's first and second fiscal quarters. These factors increase variations in the Company's quarterly results of operations and potentially expose the Company to greater adverse effects of changes in economic and industry trends. Moreover, actual demand for the Company's products may vary substantially from the anticipated demand, leaving the Company with excess inventory or insufficient inventory to satisfy customer orders. The following table sets forth certain unaudited data related to net sales for the fiscal quarters in fiscal 1995 and fiscal 1996. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in the opinion of management of the Company, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for the quarters presented.

                                                FISCAL 1995                                     FISCAL 1996
                               ---------------------------------------------  -----------------------------------------------
                                                                       QUARTER ENDED
                               ----------------------------------------------------------------------------------------------
                               OCTOBER 28,  JANUARY 27,  APRIL 28,  JULY 28,  OCTOBER 27,  JANUARY 26,  APRIL 26,  AUGUST 2,
                                  1994         1995        1995       1995       1995         1996        1996        1996
                               -----------  -----------  ---------  --------  -----------  -----------  ---------  ----------
Net sales.....................   $19,150      $18,011     $32,609   $ 16,773    $16,486      $19,357     $33,564    $ 23,245
Cost of goods sold............    13,623       13,416      23,995     12,377     12,544       14,731      23,738      16,483
                                 -------      -------     -------    -------    -------      -------     -------     -------
Gross profit..................     5,527        4,595       8,614      4,396      3,942        4,626       9,826       6,762
Selling, general and
  administrative expenses.....     3,886        3,681       4,490      3,474      3,635        3,721       4,464       4,995
                                 -------      -------     -------    -------    -------      -------     -------     -------
Operating profit..............   $ 1,641      $   914     $ 4,124   $    922    $   307      $   905     $ 5,362    $  1,767
                                 =======      =======     =======    =======    =======      =======     =======     =======
Net sales as a percentage of
  full year net sales.........      22.1%        20.8%       37.7%      19.4%      17.8%        20.9%       36.2%       25.1%
Gross profit as a percentage
  of full year gross profit...      23.9         19.9        37.2       19.0       15.7         18.4        39.1        26.9
Operating profit as a
  percentage of full year
  operating profit............      21.6         12.0        54.3       12.1        3.7         10.9        64.3        21.2

                                    SIX MONTHS ENDED
                                    JANUARY 31, 1997
                                -------------------------
                                      QUARTER ENDED
                                -------------------------
                                NOVEMBER 1,   JANUARY 31,
                                    1996         1997
                                ------------  -----------
Net sales.....................    $ 19,679      $21,018
Cost of goods sold............      14,507       15,635
                                   -------      -------
Gross profit..................       5,172        5,381
Selling, general and
  administrative expenses.....       4,403        4,236
                                   -------      -------
Operating profit..............    $    767      $ 1,145
                                   =======      =======
Net sales as a percentage of
  full year net sales.........
Gross profit as a percentage
  of full year gross profit...
Operating profit as a
  percentage of full year
  operating profit............

     Weather is the single most important factor in determining market demand for the Company's products and also is the least predictable. For example, while floods in the Midwest adversely affected the sale of most types of lawn and garden equipment in 1992, the severe winter of 1994 resulted in a surge in demand for snow shovels. In addition, bad weather during the spring gardening season, such as that experienced throughout most of the U.S. in the spring of 1995, can adversely affect overall annual sales.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary cash needs are for working capital, capital expenditures and debt service. The Company has financed its working capital, capital expenditures and debt service requirements primarily through internally generated cash flow and funds borrowed under the Credit Facility and the Subordinated Notes. See "Use of Proceeds", "Certain Transactions" and "Description of Certain Indebtedness".

     Net cash used in continuing operations was $13.0 million in the six months ended January 31, 1997 compared to net cash used in continuing operations of $1.3 million in the comparable period in the prior fiscal year. This increase reflects a seasonal increase of inventories of $8.4 million required to meet anticipated sales demand. A corresponding seasonal build of inventories was not required in fiscal 1996 due to higher inventory levels at July 28, 1995. Net cash provided by continuing operations was $14.0 million in fiscal 1996 compared to net cash used in continuing operations of $504,000 in fiscal 1995. This increase resulted from a reduction of inventory levels from July 28, 1995, which were unusually high as a result of poor spring weather conditions in 1995, as well as inventory reduction efforts by key mass merchant customers. Net cash used in continuing operations was $504,000 in fiscal 1995 from net cash provided by continuing operations of $1.8 million in the eight months ended July 29, 1994. This increase primarily reflects the unusually high inventory levels at July 28, 1995.

     The Company made capital expenditures of approximately $2.3 million, $2.9 million, $1.5 million and $887,000 during fiscal 1994, fiscal 1995, fiscal 1996 and the six months ended January 31, 1997, respectively. The capital expenditures relate primarily to on-going maintenance of property, plant and equipment, manufacturing process improvements and increased manufacturing capacity. The Company intends to make capital expenditures of approximately $1.6 million in the remainder of fiscal 1997 and capital expenditures of approximately $3.4 million in fiscal 1998 primarily related to the purchase of new equipment and equipment and facility maintenance.

     In December 1993 and May 1994 Acorn issued the Subordinated Notes in the aggregate principal amount of approximately $31.4 million. In August 1996 the Company issued 100 shares of Series A Preferred Stock as payment in full of accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996. As of January 31, 1997, the aggregate principal balance of the Subordinated Notes and accrued interest thereon was approximately $33.5 million and the aggregate liquidation value of the Series A Preferred Stock was approximately $9.2 million. The Company intends to use a portion of the net proceeds from the Offering to redeem the Series A Preferred Stock and pay accumulated dividends thereon and to repay a portion of the Subordinated Notes and accrued interest thereon. Pursuant to the Exchange, the remainder of the Subordinated Notes will be exchanged for shares of Common Stock upon consummation of the Offering. See "Use of Proceeds" and "Certain Transactions".

     In December 1996, the Company entered into the Credit Facility to finance capital expenditures, including future acquisitions, if any, and to fund working capital and other general business requirements. As of January 31, 1997, after giving effect to the Offering and the use of proceeds therefrom (at an assumed
initial public offering price of $     per share, the mid-point of the range of
initial public offering prices set forth on the cover page of this Prospectus),
there would have been approximately $     million available under the revolving
portion of the Credit Facility and approximately $     million available under
the acquisition line of the Credit Facility. Indebtedness outstanding under the Credit Facility bears interest at variable rates (8.25% per year at January 31, 1997).

     The Company believes that cash generated from operations, together with amounts available under the Credit Facility, will be adequate to meet its debt service requirements, capital expenditures and working capital needs for the foreseeable future, although no assurance can be given in this regard. In addition, actual capital requirements may change, particularly as a result of acquisitions, if any, that the Company may make in the future. Depending on the nature, size and timing of future acquisitions, the Company may be required to raise additional financing. There can be no assurance that such additional financing will be available to the Company on acceptable terms.

EFFECTS OF INFLATION

     The Company is affected by inflation primarily through the purchase of raw materials, increased operating costs and expenses and higher interest rates. The Company believes that the effects of inflation on the Company's operations have not been material in recent years.

                                    BUSINESS

GENERAL

     Founded in 1890, the Company is a leading manufacturer and marketer of non-powered lawn and garden tools in the U.S. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. The Company sells its products under a variety of well-known brand names, including Razor-Back, Union, Yard 'n Garden, Perfect Cut and, pursuant to a license agreement, Scotts. In addition, the Company manufactures private label products for a variety of retailers, including products sold under Sears' Craftsman and Cotter & Company's True Value brand names. The Company's customers include mass merchants such as Sears, Kmart and Fred Meyer, home centers such as Home Depot, HomeBase, Builders Square and Payless Cashways, buying groups such as Cotter & Company and Ace Hardware and farm and industrial distributors.

     The Company's net sales increased from $56.2 million in fiscal 1991 to $92.7 million in fiscal 1996, a CAGR of 10.5%. The Company's net sales were $40.7 million for the six months ended January 31, 1997, an increase of 13.5% from the same period in fiscal 1996. In addition, net sales of the Company's higher-margin, best-quality products increased from approximately 5% of total net sales in fiscal 1991 to approximately 35% of total net sales in fiscal 1996, while net sales of the Company's lower-margin, opening-price-point products decreased from approximately 35% of total net sales in fiscal 1991 to approximately 8% of total net sales in fiscal 1996. The Company generated approximately 92% of its revenues in both fiscal 1996 and the six months ended January 31, 1997 from sales of long handle tools. The Company believes that its market share in the long handle tool segment of the industry has increased from approximately 16% in fiscal 1991 to approximately 28% in fiscal 1996, giving the Company the second largest market share in this segment of the industry.

BUSINESS STRATEGY

     Over the past six years the Company has successfully implemented a business strategy designed to transform it from a manufacturing-oriented industrial company into a marketing-oriented consumer products company. The central elements of the Company's approach include a market segmentation strategy based primarily on brand management and a merchandising strategy based on attractive and informative product displays and labeling.

     - Market Segmentation Strategy. The Company has developed a family of brands, each targeted to one or more specific consumer segments and price-points. For example, shovels sold under the Company's opening-price-point Yard'n Garden brand retail from $3.99 to $5.99, while shovels sold under the Company's best-quality Razor-Back brand retail from $19.99 to $21.99. The Company's products and brands are differentiated by price, features and warranty, as well as by the materials and production processes used.

     - Merchandising Strategy. The Company was the first in the long handle tool segment of the non-powered lawn and garden industry to successfully implement sophisticated merchandising and marketing programs. The Company's merchandising programs are designed to (i) create brand identification among goods historically treated as commodities and (ii) increase retail sales while reducing the amount of sales support needed from the retailer's employees. The Company uses innovative product labeling and point-of-sale signage and racking to highlight the comparative value and quality of products within and among the Company's brands. Products within the Company's Union, Scotts and Perfect Cut lines are merchandised using the Company's trademarked "Good/Better/Best" format. Where adequate shelf-space is available, the Company also merchandises its brands together, from the Company's opening price-point Yard'n Garden brand to its best-quality Razor-Back brand, using a similar value positioning technique. The Company believes that its merchandising strategy facilitates comparison shopping and encourages consumers to purchase higher price-point products.

     Over the past six years, the Company also has expanded its infrastructure to support future growth by recruiting an experienced management team, increasing manufacturing capacity and enhancing its management information systems.

GROWTH STRATEGY

     The Company believes that it can leverage the success of its business strategy through the implementation of the following growth strategies:

     - Increase Penetration in High Growth Distribution Channels. The Company believes that certain distribution channels, such as home centers and mass merchants, are growing more rapidly than the overall industry. The Company believes that it can continue to increase its sales in these high growth distribution channels through its unique combination of brand names, innovative merchandising techniques and high quality products. For example, in August 1996, after the Company demonstrated the effectiveness of its market segmentation and merchandising strategies in a select number of Home Depot stores, Home Depot selected the Company as the supplier of long handle tools for all new Home Depot stores in new markets and for 50 existing Home Depot stores. Home Depot has indicated that it expects to open approximately 450 additional stores over the next five years, primarily in new markets. In addition, the Company has been a continuous supplier to Sears for over 80 years and the primary supplier of long handle tools to Sears for over 50 years. In five of the last six years the Company has received the prestigious "Partners in Progress" trophy awarded to approximately 80 of Sears' 10,000 suppliers. Sears has indicated that it expects to open or acquire over 500 additional non-mall hardware stores over the next five years.

     - Develop Product Line Extensions. The Company believes that product line extensions allow the Company to increase sales with minimal incremental expenditures. The Company recently expanded its cutting tool and striking tool product lines with the introduction of Perfect Cut pruning shears and loppers and Razor-Back mattocks, picks, axes, hammers and bars. The Company also recently introduced the Lady Gardener line of tools, which is ergonomically designed for female gardeners. The Company is actively developing additional product line extension opportunities.

     - Complete Strategic Acquisitions. The Company intends to increase its presence in certain segments of the lawn and garden industry through selective acquisitions and to increase operating efficiencies through vertical integration. Consistent with this strategy, in February 1997 the Company acquired an injection molding facility from one of the Company's largest suppliers of plastics parts. The Company's Credit Facility
       contains a $35 million acquisition facility, approximately $     million
       of which will be available following consummation of the Offering and the application of the net proceeds therefrom. In addition, Oaktree, the manager of the Oaktree Fund, has indicated its willingness, to consider providing financing from the Oaktree Fund for future acquisitions by the Company.

The Company believes that continued application of its market segmentation and merchandising strategies, together with the implementation of the foregoing growth strategies, will enable the Company to continue its growth, increase its profitability and enhance its market share.

INDUSTRY

     The non-powered lawn and garden tool industry is mature and, due in part to the low-cost nature of non-powered equipment, relatively non-cyclical. The Company believes that demand for non-powered lawn and garden tools generally is driven by the desire of do-it-yourself ("DIY") consumers to maintain and landscape residential properties and the need of industrial and farm professionals to acquire and utilize high-quality equipment that will aid them in efficiently completing their jobs. The non-powered lawn and garden tool market is comprised of the following product categories: long handle tools, garden hose, hose attachments, cutting tools, hose reels, sprayers, wheelbarrows and spreaders. The Company believes that long handle tools comprise the largest segment of the non-powered lawn and garden tool market.

     The Company believes that the lawn and garden industry is the beneficiary of several trends suggesting a growing demand for lawn and garden tools, including the following:

     - Demographic Trends. According to industry sources, consumers age 45 to 64 represent the largest age group of lawn and garden enthusiasts. Census Bureau projections suggest that the proportion of the U.S. population in this age bracket will increase from 19.5% in 1995 to 24.3% in 2005 as "baby boomers" age.

     - Lifestyle Trends. According to the 1995-1996 National Gardening Survey conducted for the National Gardening Association by the Gallup Organization, 72% of the approximately 100 million households in the U.S. participated in some form of gardening in 1995. The Company believes that increased environmental awareness, greater interest in healthy lifestyles and heightened concerns regarding the maintenance of property values will continue to increase the popularity of lawn and garden activities, particularly among young adults. In addition, the success of several new gardening publications has contributed to the increased popularity of gardening and the greater sophistication of lawn and garden consumers.

     - Housing Starts and Sales of Existing Homes. New housing starts often represent an addition to the overall number of consumers in the lawn and garden tool market and, accordingly, an increase in demand. Consumers moving into new homes often spend substantially on landscaping, including the purchase of lawn and garden equipment.

PRODUCTS AND BRANDS

  Product Lines

     The Company sells an extensive line of non-powered lawn and garden tools. The Company designs, manufactures and markets tools in the following product lines: (i) shovels and scoops; (ii) other steel products, such as hoes, forks, scrapers and rakes; (iii) garden hand tools and posthole diggers; (iv) snow tools, such as shovels and pushers; and (v) other products such as repair handles, weeders, edging tools and brooms. In addition, the Company sells wheelbarrows and cutting and striking tools purchased from outside equipment manufacturers. As a result of its recent acquisition of an injection molding facility, the Company also manufactures proprietary custom molded products and component parts for other manufacturers and distributors, as well as plastic components used in the Company's products.

  Brand Positioning

     Pursuant to its market segmentation strategy, the Company has developed a family of brands, each targeted to one or more specific consumer segments and price-points. For example, shovels sold under the Company's opening-price-point Yard 'n Garden brand retail from $3.99 to $5.99, while products sold under the Company's best-quality Razor-Back brand retail from $19.99 to $21.99. The Company's products and brands are differentiated by price, features and warranty (up to a lifetime warranty). Product grades also differ with respect to the materials and production processes used. For example, the steel components of the Company's Razor-Back line are heavy-gauge and forged in order to maximize the product's strength and durability, while the Company's Yard 'n Garden products are made with lighter gauge components. The Company carefully monitors its products and searches for growth opportunities that result from changes in market segments. For example, the Company repositioned the Razor-Back brand to cater to the growing population of serious DIY consumers by updating the brand image, introducing product line extensions and developing new promotional campaigns. See "-- Merchandising and Marketing". The Company's major brands are described below.

     Razor-Back. The Company sells a full line of best-quality, industrial duty tools for farm, industrial and professional users under the Razor-Back name. The brand enjoys a strong franchise with agricultural and industrial professionals and is widely acknowledged as the quality and performance standard for the long handle tool industry. In 1995 the Company expanded the brand with a high quality line of cutting and striking tools. The Razor-Back line is sold primarily through home center, hardware store, industrial distributor and farm sector distribution channels.

     UnionPro. The Company sells a limited line of high quality, industrial duty tools for farm, industrial and professional users under the UnionPro name. The UnionPro line is sold primarily through industrial distributor and farm sector distribution channels.

     Union. The Union line generates the largest sales volume for the Company. Under the Union name, the Company sells a full line of medium-quality, professional duty tools with a wide range of features, quality points and performance levels designed to match the needs of tradesmen and serious DIY consumers. The Union line is sold through all distribution channels except warehouse clubs and is merchandised in a trademarked Good/Better/Best quality configuration.

     Perfect Cut. The Perfect Cut line was introduced in August 1995. The Company sells a limited line of consumer and professional duty cutting tools for tradesmen and serious DIY consumers under the Perfect Cut name. The Perfect Cut line is sold primarily through home centers, mass merchants and hardware store distribution channels and is merchandised in a trademarked Good/Better/Best quality configuration.

     Scotts. In July 1992, the Company obtained from The Scotts Company the exclusive right to manufacture, distribute and market in the U.S. and Canada an extensive line of lawn and garden tools under the Scotts name. The Company has sought to benefit from The Scotts Company's national prime time advertising campaigns, to develop joint promotional programs with The Scotts Company and to leverage the Scotts brand reputation and recognition among retailers that support The Scotts Company bagged-goods program. Under the Scotts name, the Company sells a full line of high quality, consumer-oriented tools for home gardeners who associate the Scotts name with value and quality. The Scotts line is sold primarily though mass merchant and home center distribution channels and is merchandised in a trademarked Good/Better/ Best quality configuration.

     ProForce. The ProForce line was introduced in August 1993 and is comprised of a limited line of medium-quality, consumer-oriented tools for DIY consumers. The ProForce line is sold exclusively through the warehouse club distribution channel.

     Yard 'n Garden. Under the Yard 'n Garden name, the Company sells a limited line of standard quality, promotional tools designed for occasional DIY consumers who demand value in basic tools for home use. The Yard 'n Garden line is sold through all distribution channels.

     Lady Gardener. The Lady Gardener line was introduced in August 1996. Under the Lady Gardener name, the Company sells a limited line of high-quality, consumer oriented tools ergonomically designed for female gardeners. The Lady Gardener line is sold primarily through mass merchant, home center and hardware store distribution channels.

  Private Label Products

     In addition to its own brands, the Company also manufactures private label products for a variety of customers including Sears, Cotter & Company, Frank's Nursery and Agway, which are sold under the Craftsman and Sears, Green Thumb, Frank's and Agway brand names, respectively. The Company has been a continuous supplier to Sears for over 80 years and the primary supplier of long handle tools to Sears for over 50 years. Private label products generated approximately $17.1 million, or 15.9%, of the Company's net sales in fiscal 1996 and approximately $7.4 million, or 16.3%, of the Company's net sales in the six months ended January 31, 1997.

     As a result of its recent acquisition of an injection molding facility, the Company also manufactures proprietary custom molded products and component parts for other manufacturers and distributors, as well as plastic components used in the Company's products.

  New Product Development

     The Company believes that internally developed products, which often extend existing product lines, allow it to increase sales with relatively modest expenditures. For example, the Company recently introduced striking tools, such as mattocks, picks, axes, hammers and bars, to extend the Razor-Back line. The Company also introduced cutting tools, such as pruners, loppers, shears and bow and pruning saws marketed under the Perfect Cut line. The striking and cutting tools are made for the Company by outside manufacturers. The Company also has recently introduced redesigned posthole diggers with superior functionality and lower production costs.

     As part of its product development effort, the Company tests different materials in order to enhance product features, reduce tool weight and facilitate usage. For example, the Company's recently introduced Lady Gardener line, ergonomically designed for female gardeners, employs plastic or plastic and steel tool heads in order to make the equipment lighter and easier to handle.

CUSTOMERS

     The Company has well-established customer relationships with most major retailers in the lawn and garden industry. The Company's largest customer, Sears, accounted for 8.9%, 12.5% and 11.6% of gross sales in fiscal 1995, fiscal 1996 and the six months ended January 31, 1997, respectively. The Company's ten largest customers accounted for approximately 44.0%, 51.4% and 50.7% of gross sales during each such period. The Company sells its products through a variety of distribution channels, including (i) mass merchants such as Sears, Kmart and Fred Meyer, (ii) home centers such as Home Depot, HomeBase, Builders Square and Payless Cashways, (iii) buying groups such as Cotter & Company and Ace Hardware,
(iv) farm distributors and stores such as Mid-States Distributing Co., Agway, Wheatbelt, Inc. and Tractor Supply Company, Inc. and (v) industrial distributors such as Oklahoma Rig & Supply Company, Texas Mill Supply & Manufacturing, Inc., Hughes Supply, Inc. and McMaster-Carr Supply Company.

     The Company believes that it provides value to its customers by offering a wide selection of products at a variety of price-points and by reliably servicing customer needs.

MERCHANDISING AND MARKETING

     The Company was the first in the long handle tool segment of the non-powered lawn and garden industry to successfully implement sophisticated merchandising and marketing programs. The Company's merchandising programs are designed to (i) create brand identification among goods historically treated as commodities and (ii) increase retail sales while reducing the amount of sales support needed from the retailer's employees. The Company uses innovative product labeling and point-of-sale signage and racking to highlight the comparative value and quality of products within and among the Company's brands. Products within the Company's Union, Scotts and Perfect Cut lines are merchandised using the Company's trademarked "Good/Better/Best" format. Where adequate shelf-space is available, the Company also merchandises its brands together, from the Company's opening price-point Yard 'n Garden brand to its best-quality Razor-Back brand, utilizing a similar value positioning technique. The Company believes that its merchandising strategy facilitates comparison shopping and encourages consumers to purchase higher price-point products.

     Where applicable, the Company provides its customers with merchandising plan-o-grams. The Company also provides its customers with custom designed product displays complete with informative signs and other "wall-talkers" to answer consumer questions without the help of the retailer's sales staff. The Company primarily uses cooperative advertising to promote its products to consumers.

SALES

     The Company's sales force is divided into five regions, each led by a regional manager. The regional manager supervises a sales force consisting of 14 direct sales professionals who are employed by the Company. In addition, the Company utilizes 23 manufacturers' representative agencies who also report to the regional managers. The manufacturers' representatives also sell lawn and garden products for other manufacturers, but not products that compete with the Company's products. Company management and senior sales professionals regularly call on the Company's significant customers, while the manufacturing representatives provide store level support. The Company's sales professionals are compensated with a base salary and bonuses based upon a formula that rewards them for individual performance against an established quota, as well as Company-wide sales and earnings targets.

DISTRIBUTION AND LOGISTICS

     Customer orders arrive at the Company's headquarters in Columbus, Ohio and are processed centrally. If the Company can fill the order from the current stock of finished goods, the order is forwarded to one of the Company's three distribution centers for shipment based on proximity and availability. The Company maintains distribution centers in La Mirada, California, Columbus, Ohio and Frankfort, New York. The Company owns or leases a fleet of three tractors and 15 trailers for transporting products between its manufacturing and distribution facilities. Common carriers are used for shipping finished products from warehouses to customer delivery points.

     The Company uses a computerized management information and control system which allows the Company to determine the status of customer orders and enables the Company to process the orders quickly, respond to customer inquiries and adjust shipping schedules to meet customer requirements. Within this system, the Company uses an electronic data interchange system that enables customers, through computerized telephone communications, to place orders directly with the Company. The Company believes that these systems enable efficient order processing, expedite shipments and improve customer service.

     The Company also provides its customers with the service of pre-ticketing and bar-coding its products in accordance with customer specifications.

MANUFACTURING

     The production of non-powered lawn and garden tools is an extensive manufacturing and assembly process that involves several different technologies, including sawmill operations, wood finishing, heavy gauge forging, stamping, grinding and metal painting. The complexity of certain tasks and the coordination of the various steps of the manufacturing process have been developed by the Company over the last 100 years.

     At the Company's Columbus, Ohio and Frankfort, New York manufacturing facilities, steel components undergo hot and cold stamping and hot forging or welding, depending on the type of tool head being produced. The metal is then cleaned by grinding and polishing the shaped steel heads. The steel components then are painted using various techniques depending on product type and product material. The Company operates its own water based paint manufacturing process which is used for all steel tool components. Some steel components undergo additional finishing steps such as anodization or immersion in special chemical baths.

     At the Company's eight saw mills, ash logs are cut into flitches, then into squares and finally into rounds. The rounds, which have diameters of one to two inches depending on the finished product requirements, then are inspected to remove defects. The end product of this process is a green ash dowel that is then shipped to either the Company's Frankfort, New York or Delaware, Ohio sawmill to be kiln dried, cut to length, shaped and turned into a handle. The kiln drying process takes approximately six days and removes enough moisture from the wood to reduce the weight of the original green dowel by approximately 35%. Wood handles undergo chucking, boring, sanding and a finishing process at the Company's Columbus and Frankfort facilities. The inventory of handles maintained at these facilities is a function of both price and seasonal considerations. The assembly of the steel tool head to the handle and packaging take place in the final manufacturing stage.

     The Company has implemented a seasonally adjusted production schedule in order to maximize its inventories of finished goods. Production is increased during December through March, the Company's busiest season, and lowered during the summer and fall seasons.

RAW MATERIALS

     The primary raw materials used to produce the Company's products are steel, plastics and ash wood.

     Steel. The Company purchases its steel requirements from several domestic suppliers. The primary considerations in specialty steel sourcing are metallurgy, price and width. The Company has strong and long established relationships with its steel suppliers and has never experienced sourcing problems. The Company does not enter into long-term contracts with regard to any of its steel purchases. The Company purchased approximately 75% and 17% of its steel requirements from Worthington Steel and Acme Steel Corporation, respectively, in fiscal 1996 and approximately 69% and 19%, respectively, from such suppliers in the six months ended January 31, 1997. The Company has had relationships with these suppliers in excess of 15 and 7 years, respectively.

     Plastics. The Company has selected specially formulated plastics and resins for use in its tools. Plastic tool heads historically have been produced by six outside injection molders (including the former owner of the injection molding facility that the Company recently acquired), utilizing molds developed and owned by the Company. The Company intends to use its new facility to manufacture proprietary custom molded products and component parts for other manufacturers and distributors, as well as to manufacture plastic components used in the Company's products. The Company does not enter into any long-term contracts with regard to its plastics purchases.

     Ash Wood. Ash is the ideal hardwood for handles because it is lightweight, flexible and splinters less than most hardwoods. The Company has wood specialists who maintain relationships with numerous log suppliers and are responsible for sourcing the Company's ash needs. The Company believes that it will continue to be able to obtain sufficient quantities of ash. The Company typically maintains a six to eight week inventory of ash at each of its sawmills to cover occasional short-term fluctuations in supply. The Company imports ramin wood handles for some of its promotionally priced Yard 'n Garden brand products, such as rakes and hoes. Ramin wood is less expensive than ash and is of sufficient quality for tools (other than shovels) designed for opening-price-point levels.

FACILITIES

     The Company's headquarters and executive offices, located in Columbus, Ohio, occupy approximately 31,000 square feet in a facility owned by the Company. As of April 16, 1997, the other principal properties owned or leased by the Company for use in its business are set forth below.

                            DISTRIBUTION FACILITIES

                                                                   OWNED         SQUARE
                               LOCATION                          OR LEASED        FEET
        -------------------------------------------------------  ---------       -------
        Columbus, Ohio.........................................  Leased          170,000
        Frankfort, New York(1).................................   Owned           31,000
        La Mirada, California..................................  Leased           19,000

                            MANUFACTURING FACILITIES

                                                                   OWNED         SQUARE
                               LOCATION                          OR LEASED        FEET
        -------------------------------------------------------  ---------       -------
        Columbus, Ohio(2)......................................   Owned          165,000
        Frankfort, New York(1).................................   Owned          351,000
        Hebron, Ohio...........................................   Owned          170,000

                                    SAWMILLS

                                                                   OWNED         SQUARE
                               LOCATION                          OR LEASED        FEET
        -------------------------------------------------------  ---------       -------
        Beverly, West Virginia.................................   Owned            5,100
        Cookeville, Tennessee..................................   Owned           12,000
        Delaware, Ohio.........................................   Owned           56,000
        Frankfort, New York(1).................................   Owned           39,000
        Huntington, Indiana....................................   Owned            7,500
        Lebanon, Kentucky......................................   Owned           13,500
        Portville, New York....................................   Owned           15,000
        Shippenburg, Pennsylvania..............................   Owned           15,000

---------------
(1) The Company's 421,000 square foot Frankfort, New York facility is comprised of a distribution center, a manufacturing facility and a sawmill. The Company also maintains approximately 20,000 square feet of office space in this facility.

(2) The Company's 196,000 square foot Columbus, Ohio headquarters consists of the Company's executive offices and a manufacturing facility.

     The Company believes that its existing manufacturing facilities, distribution centers and sawmills are adequate for the current level of the Company's operations. The Company believes that its manufacturing facilities have sufficient excess capacity to accommodate a 35% to 50% increase in current levels of output. The Company believes that its current sawmill capacity is sufficient to accommodate up to a 30% increase in current levels of output.

EMPLOYEES

     As of April 16, 1997, the Company employed approximately 780 people (including seasonal employees), approximately 570 of whom were paid on an hourly basis. The Company's staffing requirements fluctuate during the year as a result of the seasonality of the lawn and garden industry, adding approximately 100 to 200 additional seasonal employees in the third quarter. The average tenure of the Company's hourly employees is in excess of 15 years. Hourly employees at the Company's Columbus, Ohio manufacturing facility and distribution center and Delaware, Ohio sawmill are represented by the International Association of Machinists (the "IAM"). Hourly employees at the Company's Frankfort, New York facilities are represented by the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers (the "IBB"). Hourly employees at the Company's Portville, New York sawmill are represented by the International Brotherhood of Teamsters (the "IBT"). Hourly employees at the Company's Hebron, Ohio injection molding facility are represented by the Glass, Molders, Pottery, Plastics & Allied Workers International Union AFL-CIO (the "AGM"). The Company's contracts with the IAM, the IBB, the IBT and the AGM expire in March 1999, May 1998, August 1999 and February 1999, respectively. No other employees of the Company are represented by unions. The Company has not been subject to a strike or work stoppage in over 20 years and believes that its relationships with its employees, the IAM, the IBB, the IBT and the AGM are good.

PATENTS AND TRADEMARKS

     The Company's success and ability to compete are dependent to a significant degree on its patents and trademarks. The Company registers its patents and trademarks in the United States Patent and Trademark Office and the patent and trademark offices of certain other countries and intends to continue to do so as new patents and trademarks are developed or acquired. The Company's trademarks include the Lady Gardener, Perfect Cut, Pro Force, Razor-Back, Union, Union Pro and Yard 'n Garden brand names. In addition, the Company holds trademarks on various configurations of its Good/Better/Best product labels and signage. In July 1992, the Company obtained the exclusive right to manufacture, distribute and market in the U.S. and Canada an extensive line of lawn and garden tools under the Scotts brand name. The Company pays certain royalties to The Scotts Company, the owner of the Scotts trademark, pursuant to a license agreement. The current term of the license agreement expires in August 1998 and, subject to certain conditions, is automatically renewed for successive three year periods.

COMPETITION

     All aspects of the lawn and garden industry, including attracting and retaining customers and pricing, are highly competitive. The Company competes for customers in this industry with large consumer product manufacturers and numerous other companies that produce specialty home and garden products, as well as with foreign manufacturers that export their products to the U.S. Many of these competitors are larger and have significantly greater financial resources than the Company.

     In the long handle tool segment of the industry, the Company competes primarily with Ames Company, Inc. and True Temper Hardware Company, Inc. The Company has increased its market share in the long handle tool segment of the industry to approximately 28% in 1996 from approximately 16% in 1991. The Company believes that it currently has the second largest market share in the long handle tools segment of the industry. The Company believes that Ames currently has the largest market share in the long handle tools segment of the industry (approximately 43%) and that True Temper currently has the third largest in this segment of the industry (approximately 15%).

ENVIRONMENTAL MATTERS

     The Company is subject to various Federal, state, and local environmental laws, ordinances and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. The Company has made, and will continue to make, expenditures to comply with these environmental requirements and regularly reviews its procedures and policies for compliance with environmental laws. The Company also has been involved in remediation actions with respect to certain of its facilities. Amounts expended by the Company in such compliance and remediation activities have not been material to the Company. However, current conditions and future events, such as changes in existing laws and regulations, may give rise to additional compliance or remediation costs that could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material.

     At January 31, 1997 the Company had a reserve for environmental remediation of $451,000. The actual cost of remediating environmental conditions may be different than that accrued by the Company due to the difficulty in estimating such costs and due to potential changes in the status of legislation. The Company does not maintain an insurance policy for environmental matters.

LITIGATION

     The Company from time to time is involved in routine litigation incidental to the conduct of its business. Management believes that no currently pending litigation to which the Company is a party will have a material adverse effect on its financial position or results of operations.

                        DESCRIPTION OF MCGUIRE-NICHOLAS

     Founded in 1932, McGuire-Nicholas is a leader in the worldwide leather, canvas and manmade fabric tool holder and work apron market. McGuire-Nicholas designs, manufactures and markets construction aprons, nail and tool bags, tool pouches, tool holders, work and support belts and knee pads. The McGuire-Nicholas brand set the design and quality standards for the industry and enjoys high name recognition with professional and serious DIY consumers. McGuire-Nicholas leads the industry in market share among industrial and professional end users and has the second leading market share among DIY consumers. McGuire-Nicholas sells its products through market leaders in all hardware distribution channels, including mass merchants, home centers, buying groups, distributors, industrial retailers and club stores.

     McGuire-Nicholas' merchandising and marketing strategy is focused on brand management, increased penetration of certain specified distribution channels and satisfying customer needs. McGuire-Nicholas, has developed innovative new products, packaging and customer specific merchandising programs and provides retail service and support through plan-o-gram services, custom flyers and circulars. McGuire-Nicholas participates in distribution channel and customer specific advertising and promotional events, including "best buy" and "item-of-the-month" specials and special promotions using custom packaging.

     McGuire-Nicholas' manufacturing process largely is comprised of cutting, sewing and riveting. Leather or canvas is transported from an adjacent warehouse to the cutting floor, where workers cut the raw material to size and shape. After cutting, the material is sewn and riveted to form the finished product. Finished items are packaged on the premises. The principal raw materials used in McGuire-Nicholas' products consist of tanned leather, Cordura, canvas, nylon, webbing for belts, rivets and other hardware. McGuire-Nicholas does not engage in leather tanning.

     McGuire-Nicholas manufactures and distributes its products worldwide out of a 72,000 square foot leased facility in Los Angeles, California. It currently is in the process of moving a portion of its manufacturing facilities to Tecate, Mexico. It employs approximately 300 non-union employees with an average tenure in excess of 10 years.

     In December 1996 McGuire-Nicholas entered into a Loan and Credit Facility (the "Loan Facility"). The Loan Facility is comprised of (i) a $9.25 million revolving facility, (ii) a $250,000 term loan and (iii) a $500,000 non-revolving capital expenditure facility to purchase new equipment. All borrowings made under the Loan Facility bear interest at the rate of 1% over the Prime Rate (as defined in the Loan Facility). The Loan Facility is secured by, among other things, all of McGuire-Nicholas' accounts, general intangibles, securities, inventory and equipment. Neither Acorn nor UnionTools is a party to the Loan Agreement, either as principal or guarantor.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of each of the directors of Acorn and the executive officers of the Company. Each director of Acorn will hold office until the next annual meeting of stockholders of Acorn or until his successor has been elected and qualified. The executive officers of Acorn and UnionTools are appointed by the Boards of Directors of Acorn and UnionTools, respectively, and serve at the discretion of such Boards of Directors.

                   NAME                      AGE                    POSITION
-------------------------------------------  ----  -------------------------------------------
Gabe Mihaly................................    49  President, Chief Executive Officer and
                                                     Director of Acorn and UnionTools

James B. Farland...........................    58  Vice President -- Sales and Marketing of
                                                     UnionTools

Thomas A. Hyrb.............................    53  Vice President -- Operations of UnionTools

Stephen M. Kasprisin.......................    43  Chief Financial Officer and Vice President
                                                     of Acorn and Union Tools

Conor D. Reilly............................    45  Chairman of the Board and Director of Acorn
                                                     and UnionTools

William W. Abbott..........................    65  Director of Acorn

Matthew S. Barrett.........................    37  Director of Acorn

Stephen A. Kaplan..........................    38  Director of Acorn

John I. Leahy..............................    66  Director of Acorn

     Gabe Mihaly became President and Chief Executive Officer of UnionTools in May 1991 and President, Chief Executive Officer and a director of Acorn in August 1996. From October 1986 to May 1991, Mr. Mihaly was a partner at Ernst & Young, where he provided consulting services to senior executives in the areas of strategy, cost and operations management, performance and competitive analysis and turnaround management.

     James B. Farland became Vice President Sales and Marketing of UnionTools in March 1992. From October 1990 to March 1992, Mr. Farland was Vice President National Accounts of Poulan/Weedeater. From March 1988 to October 1990, Mr. Farland was Vice President Sales and Marketing of Allegratti Co. until its acquisition by Poulan/Weedeater.

     Thomas A. Hyrb became Vice President Operations of UnionTools in August 1991. From September 1982 to July 1991, Mr. Hyrb was Director of Quality Assurance and Plant Manager of True Temper. From May 1966 to August 1982, Mr. Hyrb held various manufacturing and engineering management positions with Clarke (a division of McGraw Edison), Roper Corporation and Allis Chalmers.

     Stephen M. Kasprisin became Chief Financial Officer and Vice President of Acorn in February 1989 and Chief Financial Officer and Vice President of UnionTools in January 1994. From January 1981 to February 1989, Mr. Kasprisin held various financial positions with certain private enterprises. From June 1976 to January 1981 Mr. Kasprisin was employed by Coopers & Lybrand, certified public accountants.

     Conor D. Reilly became Chairman and a director of Acorn and UnionTools in August 1996. Mr. Reilly has been a partner at Gibson, Dunn & Crutcher LLP since January 1989. Mr. Reilly served as Vice Chairman of Memorex-Telex N.V. in 1992 and 1993 and has been a director of John Deere Insurance Group, Inc. since August 1992.

     William W. Abbott became a director of Acorn in January 1997. Mr. Abbott currently is self-employed as a business consultant. From August 1989 to January 1995, Mr. Abbott served as Senior Advisor to the United Nations Development Programme. In 1989, Mr. Abbott retired from 35 years of service at Procter & Gamble, as a Senior Vice President in charge of worldwide sales and other operations. From April 1982 to April 1994

Mr. Abbot served as a member of the Board of Directors of Armstrong World Industries. He currently serves as a member of the Board of Directors of Horace Mann Educators Corporation, Fifth Third Bank of Naples, Florida, a member of the Advisory Board of Deloitte & Touche LLP, a member of the Advisory Board of Manco, a member of the Board of Overseers of the Duke Cancer Center and an Executive in Residence of Appalachian State University.

     Matthew S. Barrett became a director of the Company in December 1993. Mr. Barrett is a managing director of Oaktree. Prior to joining Oaktree, from 1991 to April 1995, Mr. Barrett was Senior Vice President of TCW Asset Management Company.

     Stephen A. Kaplan became a director of Acorn in December 1993. Mr. Kaplan is a principal of Oaktree, where he runs the Principal Activities Group. Prior to joining Oaktree, from November 1993 to April 1995, Mr. Kaplan was a managing director of Trust Company of the West and was portfolio manager of The Principal Fund. From January 1991 to October 1993, Mr. Kaplan was a partner at Gibson, Dunn & Crutcher LLP. Mr. Kaplan currently serves as a member of the Board of Directors of Chief Auto Parts, Inc., Stratagene Holding Corporation, Decorative Home Accents, Inc. and KinderCare Learning Centers, Inc.

     John I. Leahy became a director of the Company in August 1994. Mr. Leahy has been the President of Management & Marketing Associates, a management consulting firm owned by Mr. Leahy, since 1987. In 1987, Mr. Leahy retired after 34 years of service at the Black & Decker Corporation, where he was President and Group Executive, Western Hemisphere. Mr. Leahy currently serves as a director of Allied Capital Corporation II, Motorvac Technologies, Inc. and several privately held companies. Mr. Leahy is a Trustee of Loyola College of Maryland and St. Mary's University.

COMMITTEES OF THE BOARD OF DIRECTORS

     In March, 1997 Acorn created a Management Development and Compensation Committee (the "Compensation Committee") and an Audit Committee (the "Audit Committee"). Messrs. Abbott (Chairman), Kaplan and Reilly were appointed to the Compensation Committee and Messrs. Leahy (Chairman) and Barrett were appointed to the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to March 1997, Acorn did not have a compensation committee. The full Board of Directors of Acorn participated in deliberations concerning compensation of executive officers of the Company during fiscal 1996. None of the executive officers of Acorn served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the compensation committee of Acorn.

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no compensation for serving as directors. Non-employee directors receive annual compensation of $30,000, plus reimbursement of reasonable out-of-pocket expenses. Non-employee directors can elect to have all of their annual compensation paid in shares of Common Stock pursuant to the Director Stock Plan or one-half paid in cash and one-half paid in shares of Common Stock pursuant to the Director Stock Plan.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning the annual and long-term compensation earned by Acorn's chief executive officer and each of the four other most highly compensated executive officers of the Company whose annual salary and bonus during fiscal 1996 exceeded $100,000 (the "Named Officers"). All compensation was paid by UnionTools.

                                                             ANNUAL COMPENSATION
                                                             --------------------
                                                  FISCAL                  ANNUAL         ALL OTHER
          NAME AND PRINCIPAL POSITION              YEAR       SALARY       BONUS      COMPENSATION(1)
------------------------------------------------  ------     --------     -------     ---------------
Gabe Mihaly(2)..................................   1996      $296,181     $14,000         $12,986
  President and Chief Executive Officer of Acorn
  and UnionTools
James B. Farland................................   1996       181,482      49,450           9,470
  Vice President Sales and Marketing of
  UnionTools
Thomas A. Hyrb..................................   1996       159,966      46,500          51,752
  Vice President Operations of UnionTools
Stephen M. Kasprisin............................   1996       164,642      46,359          11,887
  Chief Financial Officer and Vice President of
  Acorn and UnionTools
Joseph J. Duffy(2)..............................   1996       405,233          --          20,852
  President and Chief Executive Officer of Acorn

---------------

(1) Amounts shown include $4,500 of matching benefits paid under the Company's defined contribution 401(k) plan and other miscellaneous cash benefits, but do not include retirement benefits under the Company's Salaried Employee Pension Plan or Supplemental Pension Plan. See "-- Pension Plans". The amounts shown for Messrs. Duffy and Mihaly include $4,200 and $2,553, respectively, paid by the Company with respect to supplementary life insurance for the benefit of Messrs. Duffy and Mihaly. The amount shown for Mr. Duffy also includes $6,850 paid by the Company with respect to disability income insurance for the benefit of Mr. Duffy. The amount shown for Mr. Hyrb includes $43,454 paid by the Company with respect to relocation expenses.

(2) Mr. Duffy was Chairman of the Board, President and Chief Executive Officer of Acorn until August 1, 1996. Mr. Mihaly became President and Chief Executive Officer and Mr. Reilly became Chairman of the Board of Acorn immediately thereafter.

     The following table contains certain information regarding options to purchase Common Stock held as of August 2, 1996 by each of the Named Officers. None of such Named Officers exercised any options during fiscal 1996.

                                                 NUMBER OF SECURITIES                    VALUE OF
                                                UNDERLYING UNEXERCISED           UNEXERCISED IN-THE-MONEY
                                              OPTIONS AT FISCAL YEAR END       OPTIONS AT FISCAL YEAR END(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Gabe Mihaly................................                         (2)         $ 140,000            $0(2)
James B. Farland...........................      --               --                   --           --
Thomas A. Hyrb.............................      --               --                   --           --
Stephen M. Kasprisin.......................      --               --                   --           --
Joseph J. Duffy............................                                     $ 192,500           --

---------------
(1) Calculated on the basis of $          per share, the fair market value of
    the Common Stock at August 2, 1996, as determined by the Board of Directors, less the exercise price payable for such shares.

(2) Following August 2, 1996, options exercisable for           shares of Common
    Stock vested at an exercise price of $            and options exercisable
    for           shares of Common Stock expired. Upon consummation of the
    Offering, options exercisable for             of such shares vest at an
    exercise price of $0 per share and the remaining options expire.

PENSION PLANS

     UnionTools maintains five noncontributory defined benefit pension plans covering substantially all of the hourly employees of the Company. UnionTools also maintains a noncontributory defined benefit pension plan covering salaried, administrative and supervisory employees of the Company (the "Salaried Employee Pension Plan") and a supplemental noncontributory defined benefit pension plan covering certain senior executive officers of the Company (the "Supplemental Pension Plan").

     The following table sets forth the estimated annual benefits payable upon retirement under the Salaried Employee Pension Plan based on retirement at age 65 and fiscal 1996 covered compensation.

                                                            YEARS OF SERVICE
                                       -----------------------------------------------------------
           REMUNERATION(1)               15           20           25           30           35
-------------------------------------  -------      -------      -------      -------      -------
$125,000.............................  $42,187      $56,250      $70,313      $70,313      $70,313
 150,000 and above...................   50,625       67,000       84,375       84,375       84,375

---------------
(1) Based on final earnings.

     For each Named Officer, the Salaried Employee Pension Plan covers total compensation as listed in the summary compensation table, but limited to $150,000 as required by the Employee Retirement Income Security Act of 1974. Messrs. Mihaly, Farland, Hyrb and Kasprisin have credited service of approximately 5, 4, 5 and 7 years, respectively, under the Salaried Employee Pension Plan. Mr. Duffy had credited service of approximately 6 years under the Salaried Employee Pension Plan at the time of termination of his employment with Acorn. Benefits under the Salaried Employee Pension Plan are based on years of credited service and final earnings (the highest average monthly earnings over any 60 consecutive calendar month period in the 120 calendar months preceding retirement or termination of employment). Monthly benefits are paid under the Salaried Employee Pension Plan in an amount equal to 2.25% of the employees' final earnings multiplied by the lesser of 25 years or the total number of years of credited service. Benefits under the Salaried Employee Pension Plan for credited years of service prior to 1993 were determined pursuant to a formula that yielded slightly lower benefits. Accordingly, actual benefits for each of the Named Officers are slightly lower than the amounts indicated in the foregoing table. The Company's policy is to fund the maximum amount deductible for federal income tax purposes. Benefits under the Salaried Employee Pension Plan are not subject to any offset.

     The following table sets forth the estimated annual benefits payable upon retirement under the Supplemental Pension Plan based on retirement at age 65 and fiscal 1996 covered compensation.

                                                            YEARS OF SERVICE
                                       -----------------------------------------------------------
           REMUNERATION(1)               15           20           25           30           35
-------------------------------------  -------     --------     --------     --------     --------
$175,000.............................  $ 8,437     $ 11,250     $ 14,063     $ 14,063     $ 14,063
 200,000.............................   16,875       22,500       28,125       28,125       28,125
 225,000.............................   25,313       33,750       42,188       42,188       42,188
 250,000.............................   33,750       45,000       56,250       56,250       56,250
 300,000.............................   50,625       67,500       84,375       84,375       84,375
 400,000.............................   84,375      112,500      140,625      140,625      140,625

---------------
(1) Based on final earnings.

     For Messrs. Mihaly and Duffy, the Supplemental Pension Plan covers compensation as listed in the summary compensation table above $150,000. Mr. Mihaly has credited service of approximately 6 years under the Supplemental Pension Plan. Mr. Duffy had credited service of approximately 6 years under the Supplemental Pension Plan at the time of termination of his employment with Acorn. Benefits under the Supplemental Pension Plan are based on years of credited service and final earnings (the highest average monthly earnings over any 60 consecutive calendar month period in the 120 calendar months preceding retirement or termination of employment). Monthly benefits are paid under the Salaried Employee Pension Plan in an amount equal to 2.25% of the employees' final earnings (as described above) multiplied by the lesser of 25 years or the total number of years of credited service. Benefits under the Supplemental Pension Plan are not subject to any offset.

AGREEMENTS WITH KEY EMPLOYEES

     The Company has entered into an employment agreement with Mr. Mihaly which provides for his employment as the President and Chief Executive Officer of Acorn and UnionTools. The agreement has a five year term and automatically is extended for successive one-year periods thereafter unless notice is given at least 90 days, if by Mr. Mihaly, or three years, if by the Company, prior to expiration of the then-current term. Mr. Mihaly's employment agreement provides for a base salary of $275,000 per year, a bonus of $260,000 if Mr. Mihaly is employed by the Company on January 5, 1998, an annual cash bonus in an amount to be determined by the Board of Directors of Acorn and certain additional benefits, including participation in pension, health and other employee benefits plans of the Company. Mr. Mihaly's employment agreement also provides that if Mr. Mihaly's employment is terminated by the Company without cause (as defined in the agreement) or if Mr. Mihaly resigns due to a material diminution in his responsibilities, a material breach by the Company of its obligations under the agreement or for certain other stated reasons (collectively, "Termination"), the Company is required to make a lump sum payment to Mr. Mihaly in an amount equal to the full cash compensation due through the remaining term of the agreement. In addition, Mr. Mihaly will be treated for purposes of pension and related plans as having been employed by the Company through the end of the then-current term of the agreement. If such Termination occurs within two years following a change in control of the Company (as defined in the agreement), the Company also is required to pay to Mr. Mihaly an amount equal to three times the highest aggregate annual compensation (including salary, bonuses and incentive payments) includable in gross income paid to Mr. Mihaly during any one of the three taxable years preceding the date of the Termination.

     The Company has entered into an agreements with each of Messrs. Farland, Hyrb and Kasprisin which provide that following the Termination of such officers' employment with the Company, the Company will pay to such employee an amount equal to the highest aggregate annual compensation (including salary, bonuses and incentive payments) includable in gross income paid to such employee during any one of the three taxable years preceding the date of his Termination. If such Termination occurs within two years following a change in control of the Company (as defined in such agreement), the Company will instead pay to such employee an amount equal to three times the amount described in the preceding sentence.

1997 STOCK INCENTIVE PLAN

     In April 1997, Acorn adopted the Incentive Plan for members of senior management and certain other officers and employees of the Company. The purpose of the Incentive Plan is to provide incentives to employees of the Company by granting awards tied to the performance of the Common Stock. The Incentive Plan is administered by the Compensation Committee, which has broad authority in administering the Incentive Plan. Awards to employees may take the form of options, stock appreciation rights or sales or grants of restricted stock. Options granted under the Incentive Plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An award granted to an employee under the Incentive Plan may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of certain specified events. All awards granted under the Incentive Plan immediately vest upon the occurrence of a change in control of the Company, as defined in the Incentive Plan. Acorn has
reserved an aggregate of           shares of Common Stock for issuance under the
Incentive Plan.

     There are awards currently outstanding under the Incentive Plan. Acorn has approved the grant of the following options under the Incentive Plan contingent upon the consummation of the Offering:

                                                                    NUMBER OF SHARES
                                    NAME                           SUBJECT TO OPTIONS
            -----------------------------------------------------  ------------------
            Gabe Mihaly..........................................
            James B. Farland.....................................
            Thomas A. Hyrb.......................................
            Stephen M. Kasprisin.................................
            Conor D. Reilly......................................

     The exercise price for each such option will equal the initial public offering price per share in the Offering. Upon consummation of the Offering, 25% of each officer's options vest, with an additional 25% vesting annually over the next three years.

DIRECTOR STOCK PLAN

     In April 1997, Acorn adopted the Director Stock Plan. The purpose of the Director Stock Plan is to increase the proprietary interest in Acorn of non-employee members of the Board of Directors by providing for payment of all or one half of their fees in the form of common stock units, thereby increasing their incentive to contribute to the success of the Company. The Director Stock Plan is administered by an Administrative Committee comprised of the Chief Financial Officer and Secretary of Acorn. The Director Stock Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Only non-employee directors are eligible to participate in the Director Stock Plan. The number of shares of Common Stock reserved for
issuance pursuant to the Director Stock Plan is           .

     In lieu of cash, non-employee directors can elect to receive all or one-half of their fees in the form of common stock units. The number of common stock units issued is determined by dividing (i) an amount equal to the dollar amount of the fees to be received in the form of common stock units by (ii) the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on the last business day preceding the date of payment. Any cash or stock dividends payable on shares of Common Stock accrue for the benefit of the directors in the form of additional common stock units. Common stock units are distributed to non-employee directors in the form of Common Stock following the director's resignation from the Board of Directors. Each non-employee director may elect to receive the Common Stock distributed pursuant to common stock units either (a) immediately following his or her resignation from the Board of Directors or (b) in annual installments over a period of time following such resignation. In addition, common stock units are distributed to directors in the form of Common Stock following the death of the director or a change in control of Acorn, as defined in the Director Stock Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 16, 1997, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock; (ii) each director and Named Officer and (iii) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to them.

                                                                  BENEFICIAL OWNERSHIP(1)
                                                      -----------------------------------------------
                                                                                 AFTER THE OFFERING
                                                      PRIOR TO THE OFFERING      AND THE EXCHANGE(2)
                                                      ---------------------     ---------------------
                                                      NUMBER OF                 NUMBER OF
            NAME OF BENEFICIAL OWNER(3)                SHARES       PERCENT      SHARES       PERCENT
----------------------------------------------------  ---------     -------     ---------     -------
The TCW Group, Inc.(4)..............................                  96.5%
Oaktree Capital Management, LLC(5)..................        --          --
The OCM Principal Opportunities Fund, LLC...........        --          --
Joseph J. Duffy(6)..................................                   2.2
Gabe Mihaly(7)......................................                   2.8                         *
James B. Farland....................................        --          --           (8)           *
Thomas A. Hyrb......................................        --          --           (9)           *
Stephen M. Kasprisin................................        --          --          (10)           *
Conor D. Reilly.....................................        --          --          (11)           *
William W. Abbott...................................        --          --          (12)           *
Matthew S. Barrett(13)..............................        --          --
Stephen A. Kaplan(14)...............................        --          --
John I. Leahy.......................................                     *          (15)           *
All directors and executive officers as group (9
  people)(16).......................................                   3.8

---------------
  *  Less than 1%

 (1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

 (2) Assumes the issuance of an aggregate of           shares of Common Stock
     pursuant to the Exchange (giving effect to the Exchange as of January 31,
     1997 and at an assumed initial public offering price of $          , the
     mid-point of the range of initial public offering prices set forth on the cover page of this Prospectus).

 (3) The address of the TCW Group is 865 South Figueroa Street, Los Angeles, California 90017. The address of Oaktree, the Oaktree Fund, Mr. Barrett and Mr. Kaplan is 550 South Hope Street, 22nd Floor, Los Angeles, California 90071. The address of Mr. Duffy is [1077 Old County Road, Severna Park, Maryland 21146]. The address for Messrs. Mihaly, Farland, Herb, Kasprisin and Reilly is c/o Acorn Products, Inc., 500 Dublin Avenue, Columbus, Ohio 43216. The address of Mr. Abbott is [6923 Greentree Drive, Naples, Florida 33963.] The address of Mr. Leahy is c/o Management & Marketing Associates, 30 East Padonia Road, Timonium, Maryland 21093.

 (4) All such shares of Common Stock are owned by (i) TCW Special Credit Fund
     III (          shares), (ii) TCW Special Credits Fund IIIb (
     shares), (iii) TCW Special Credits Plus Fund (          shares), (iv) TCW
     Special Credits Trust IIIb (          shares), (v) TCW Special Credits Fund
     IV (          shares), (vi) TCW Special Credits Trust (          shares),
     (vii) TCW Special Credits, as investment manager of Weyerhaeuser Company
     Pension Trust, (viii) TCW Special Credits Trust IV (          shares), (ix)
     TCW Special Credits Trust IV a (          shares), (x) TCW

     Special Credits, as investment manager of Delaware State Employees' Retirement Fund and (xi) TCW Special Credits, as investment manager of The Common Fund for Bond Investments, each of which is managed by affiliates of the TCW Group.

 (5) All of such shares of Common Stock are owned by the Oaktree Fund.

 (6) Includes           shares of Common Stock issuable pursuant to options.

 (7) Includes           shares of Common Stock issuable pursuant to options
     currently held by Mr. Mihaly. After the Offering and the Exchange includes shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.

 (8) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.

 (9) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.

(10) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering.

(11) Reflects shares of Common Stock issuable pursuant to options granted under the Incentive Plan contingent upon the consummation of the Offering and shares of Common Stock to be held pursuant to the Director Stock Plan following the consummation of the Offering.

(12) Reflects shares of Common Stock to be held pursuant to the Director Stock Plan following the consummation of the Offering.

(13) Includes           shares of Common Stock owned by the Oaktree Fund and
     also shown as beneficially owned by Oaktree. To the extent that Mr. Barrett, on behalf of Oaktree, participates in the process to vote or dispose of any such shares, he may be deemed under such circumstances for the purpose of Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock. Mr. Barrett disclaims beneficial ownership of such shares of Common Stock. After the Offering and the Exchange also
     includes           shares of Common Stock to be held pursuant to the
     Director Stock Plan following the consummation of the Offering.

(14) Includes           shares of Common Stock owned by the Oaktree Fund and
     also shown as beneficially owned by Oaktree. To the extent that Mr. Kaplan, on behalf of Oaktree, participates in the process to vote or dispose of any such shares, he may be deemed under such circumstances for the purpose of
     Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock. Mr. Kaplan disclaims beneficial ownership of such shares of Common Stock. After the Offering and the Exchange also includes shares of Common Stock to be held pursuant to the Director Stock Plan following the consummation of the Offering.

(15) Reflects      shares of Common Stock to be held pursuant to the Director
     Stock Plan following the consummation of the Offering.

(16) See notes (6) through (15) above.

                              CERTAIN TRANSACTIONS

     In December 1993 and May 1994 the Company issued the Subordinated Notes in the aggregate principal amount of approximately $31.4 million to the TCW Funds. The Subordinated Notes mature in July 2003 and bear interest at a rate of 13% per year. In August 1996 the Company issued 100 shares of Series A Preferred Stock with an aggregate stated value of approximately $8.6 million to the TCW Funds as payment in full of accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996. As of January 31, 1997, the aggregate principal amount of the Subordinated Notes and accrued interest thereon was approximately $33.5 million and the aggregate liquidation value of the Series A Preferred Stock was approximately $9.2 million.

     The Company intends to use approximately $     million of the estimated net
proceeds of $     million from the Offering to redeem the Series A Preferred
Stock and pay accumulated dividends thereon and to repay a portion of the indebtedness outstanding under the Subordinated Notes and accrued interest thereon. Pursuant to the Exchange, concurrent with the consummation of the Offering the TCW Funds will exchange remainder of the Subordinated Notes for a number of shares of Common Stock equal to the remaining aggregate principal amount of the Subordinated Notes and accrued interest thereon (approximately
$     million giving effect to the Offering and the application of the net proceeds therefrom as of January 31, 1997) divided by the per share Price to Public set forth on the cover page of this Prospectus. As of January 31, 1997
and at an assumed initial public offering price of $     , the mid-point of the
range of initial public offering prices set forth on the cover page of this
Prospectus, the TCW Funds would receive an aggregate of           shares of
Common Stock pursuant to the Exchange. See "Risk Factors -- Control by Principal Stockholders" and "Use of Proceeds".

     In December 1996 the Company issued a subordinated promissory note to the TCW Funds in the aggregate principal amount of $6 million and bearing interest at a rate of 13% per year as bridge financing. In December 1996 the Company paid $6.3 million to the TCW Funds in prepayment of the subordinated promissory note, accrued interest thereon and a $180,000 facility fee.

     Conor D. Reilly, Chairman of the Board of Acorn and a director of Acorn and UnionTools, is a partner in the law firm of Gibson, Dunn & Crutcher LLP. The Company paid fees of approximately $774,280 and $689,940 to Gibson, Dunn & Crutcher LLP in fiscal 1996 and the six months ended January 31, 1997, respectively.

     In fiscal 1996 John I. Leahy, a director of Acorn, received fees in the aggregate amount of $15,500 for consulting services rendered to the Company.

     In connection with Joseph J. Duffy's resignation as the Chairman of the Board, President and Chief Executive Officer of Acorn on August 1, 1996, upon consummation of the Offering Mr. Duffy will receive accelerated payments in the aggregate amount of $574,942 for certain consulting services rendered to the Company. Mr. Duffy also is entitled to certain pension benefits. See "Management -- Executive Compensation -- Pension Plans".

     From time to time, the Company extends loans to certain officers and directors in connection with the purchase of Common Stock. In January 1994, Mr. Mihaly, the President, Chief Executive Officer and a director of Acorn and UnionTools, received a loan from UnionTools in the aggregate principal amount of $245,000. The loan matures in January 1998, bears interest at an annual rate of 5.34% and is secured by a pledge of Common Stock. The principal of, and accrued interest on, the loan becomes due upon the occurrence of certain events, including voluntary termination of Mr. Mihaly's employment with the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Acorn's authorized capital stock consists of 20 million shares of Common
Stock, $.001 par value per share, of which      shares are issued and
outstanding and 1,000 shares of Preferred Stock, par value $.001 per share, of which 100 shares of Series A Preferred Stock are issued and outstanding. A portion of the net proceeds from the Offering will be used to redeem the Series A Preferred Stock and pay accumulated dividends thereon. See "Certain Transactions". The material terms of Acorn's Amended and Restated Certificate of Incorporation (the "Charter") and bylaws are discussed below.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Common Stock. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of Acorn out of funds legally available therefor. Acorn does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy". In the event of the liquidation, dissolution or winding up of Acorn, the holders of Common Stock will be entitled to share ratably in all of the assets of Acorn, if any, remaining after satisfaction of the debts and liabilities of Acorn. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Under the Charter, the Board of Directors is authorized, subject to certain limitations prescribed by law, to issue the preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative participation, option or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any such class or series. In addition, the Board of Directors may fix the number of shares constituting any such class or series, and increase or decrease the number of shares of any such class or series, but not below the number of outstanding shares of any such class or series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Acorn. Acorn has no current plans to issue additional shares of preferred stock. See "Risk Factors -- Effect of Certain Charter, Change of Control and Statutory Provisions".

CERTAIN PROVISIONS OF DELAWARE LAW

     Acorn is incorporated under the DGCL. Acorn is subject to Section 203 of the DGCL, which restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the corporation's outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). See "Risk Factors -- Effect of Certain Charter, Change of Control and Statutory Provisions".

     Acorn's Charter contains certain provisions permitted under the DGCL relating to the liability of directors. The Charter provides that, to the fullest extent permitted by the DGCL, no director of Acorn will be personally liable to Acorn or its stockholders for monetary damages for breach of fiduciary duty as a director. The Charter and Bylaws of Acorn also contain provisions indemnifying the directors, officers and employees of Acorn or individuals serving at the request of Acorn as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL.

     Section 203 and certain provisions of Acorn's Charter and Bylaws described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, Acorn. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board of Directors of Acorn. In addition, the limited liability provisions in the Charter and the indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited Acorn and its stockholders. Furthermore, a stockholder's investment in Acorn may be adversely affected to the extent Acorn pays the costs of settlement and damage awards against directors and officers of Acorn pursuant to the indemnification provisions in Acorn's Bylaws. The limited liability provisions in the Charter will not limit the liability of directors under federal securities laws.

SHARES RESERVED FOR ISSUANCE

     Acorn has           shares of Common Stock reserved for issuance upon the
exercise of outstanding options. In addition, Acorn has           shares of
Common Stock reserved for issuance pursuant to awards available for grant under
the Incentive Plan and           shares of Common Stock reserved for issuance
pursuant to common stock units generated pursuant to the Director Stock Plan.
Acorn has approved the grant of options to purchase           shares of Common
Stock contingent upon consummation of the Offering. Upon consummation of the
Offering, options for the purchase of           shares of Common Stock will be
fully vested.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is
                         .

LISTING

     Application has been made for quotation of the Common Stock on the Nasdaq
National Market under the symbol "          ".

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     In December 1996, UnionTools entered into the Credit Facility with Heller Financial, Inc., as agent for the lenders party thereto (the "Lenders"), and Acorn, as guarantor. Upon consummation of the Offering, the Credit Facility will provide for a $30 million revolving credit facility (the "Revolving Facility") and a $35 million acquisition facility (the "Acquisition Line"). Prior to the consummation of the Offering, the Credit Facility also contains a $20 million term loan (the "Term Loan"). The Company intends to use approximately
$          million of the net proceeds from the Offering to repay the Term Loan and accrued interest thereon and reduce indebtedness outstanding under the Acquisition Line and accrued interest thereon.

     The Revolving Facility is available until           2003. The Revolving
Facility is subject to a maximum revolving loan balance equal to 85% of eligible accounts receivable (as defined in the Credit Facility) plus 60% of eligible inventory (as defined in the Credit Facility). There is a $3 million limit on the issuance of letters of credit or other risk participation agreements under the terms of the Credit Facility.

     The Acquisition Line is available until           2000 and is limited to
$15 million per year and $7.5 million per acquisition without the prior approval of the Lenders. Potential targets must be in a line of business similar to that of UnionTools and have a positive pro forma EBITDA (as defined in the Credit Facility) for the previous twelve months. The Acquisition Facility will convert
into a three year term loan in           2000, with 25% of the balance due in
each of           2001 and           2002 and the remainder due in
2003.

     Interest on all amounts outstanding under the Credit Facility are payable quarterly in arrears at either the Base Rate (as defined in the Credit Facility) plus a margin ranging from 0.25% to 0.75% or, at UnionTools' option, the LIBOR Rate (as defined in the Credit Facility) plus a margin ranging from 2.25% to 2.75%. The applicable margin is determined based on the Adjusted Total Indebtedness to Operating Cash Flow Ratio (as defined in the Credit Facility). The Credit Facility is secured by a first priority, senior security interest in and lien upon substantially all of UnionTools' real and personal property and is guaranteed by Acorn. The Acorn guarantee is secured by a pledge of all of the capital stock of UnionTools.

     Under the terms of the Credit Facility, UnionTools is required to make certain mandatory prepayments in an amount equal to (i) 50% of UnionTools' excess cash flow (as defined in the Credit Facility) commencing in fiscal 1998,
(ii) the net proceeds from the disposition of assets, including the proceeds from the sale of stock of any of UnionTools' subsidiaries and (iii) the net proceeds from the sale of UnionTools' capital stock after June 30, 1998. UnionTools may elect to prepay all or a portion of the Credit Facility at any time.

     The Credit Facility contains certain covenants, which, among other things, require UnionTools to maintain specified financial ratios and satisfy certain tests including minimum interest coverage ratios and places limits on future capital expenditures by UnionTools. The Credit Facility also includes negative covenants including limitations on indebtedness, liens, guarantees, obligations, mergers, consolidations, liquidations and dissolutions, sales of assets, leases, dividends and other payments in respect of capital stock, capital expenditures, investments, loans and advances, optional payments and modifications and other debt instruments, transactions with affiliates, changes in fiscal year, negative pledge clauses and changes in line of business.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering,           shares of Common Stock will be
outstanding. The           shares of Common Stock sold in the Offering will be
available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining outstanding shares of Common Stock are deemed to be "restricted securities" as that term is defined in Rule 144, all of which are eligible for sale in the public market in compliance with Rule 144.

     Certain existing stockholders of the Company (who in the aggregate hold shares of Common Stock), the executive officers and directors of the Company and the Oaktree Fund have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Additionally, the Company has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, that it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offering.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, such as the TCW Funds, is entitled to sell, within any three-month period, a number of shares of Common Stock which does not exceed the greater of 1% of the number of then-outstanding shares of the Common Stock
(          shares immediately after the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

     Acorn intends to file a registration statement on Form S-8 under the
Securities Act to register the sale of the           shares of Common Stock
reserved for issuance under the Incentive Plan. Acorn also intends to file a registration statement on Form S-8 under the Securities Act to register the sale
of the           shares of Common Stock reserved for issuance under the Director
Stock Plan. As a result, any shares of Common Stock issued pursuant to awards granted under such plans will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement, subject to applicable lock-up arrangements. See "Management -- 1997 Stock Incentive Plan" and "Management -- Director Stock Plan".

     The TCW Funds and the Oaktree Fund have, subject to certain conditions and restrictions, the right to include the shares of Common Stock owned by them in registered public offerings of Common Stock (or securities exchangeable for or convertible into Common Stock) undertaken by Acorn for its own account, as well as to require Acorn to register the sale of such shares, subject to certain conditions, upon demand. The TCW Group has informed the Company that the TCW Funds currently are in their respective liquidation periods, requiring such funds to liquidate their investments in an orderly manner. Pursuant to their organizational documents, the TCW Funds terminate over the period from November 2001 to June 2003. As a result, it is likely that some or all of the shares of Common Stock held by the TCW Funds will be sold prior to such time or distributed to investors in the TCW Funds. All such shares, except those acquired by affiliates of the Company, will be immediately eligible for resale under Rule 144(k).

     No prediction can be made as to the effect, if any, that market sales of shares of Common Stock that are restricted securities, or the availability of such shares, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of equity or equity linked securities. See "Underwriting".

                                  UNDERWRITING

     In the Underwriting Agreement, the Underwriters, represented by McDonald &
Company Securities, Inc. and                     (the "Representatives"), have
agreed, severally, subject to the terms and conditions therein set forth, to purchase from the Company, and the Company has agreed to sell to them, the
number of shares of Common Stock totaling           shares, set forth opposite
their respective names below:

    UNDERWRITERS                                                           NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    McDonald & Company Securities, Inc. .................................
    A.G. Edwards & Sons, Inc. ...........................................

                                                                               ---------
              Total......................................................
                                                                               =========

     The nature of the Underwriters' obligation under the Underwriting Agreement is such that all shares of Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any shares of Common Stock are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain selected dealers who are members of the National Association of
Securities Dealers, Inc. (the "NASD") a discount not exceeding $          per
share, and the Underwriters may allow, and such selected dealers may re-allow, a
discount not exceeding $          per share to other dealers who are members of
the NASD. After this Offering, the public offering price and the discount to dealers may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum
of           shares of Common Stock at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of the option shares as the number of shares to be purchased and offered by that Underwriter in the table above bears to the total.

     At the request of the Company, up to           shares of Common Stock in
the Offering have been reserved for sale to the Oaktree Fund at the Price to Public set forth on the cover page of this Prospectus, and up to shares of Common Stock in the Offering have been reserved for sale to certain officers and directors of the Company at the Price to Public less the Underwriting Discount set forth on the cover page of this Prospectus. The number of shares of Common Stock available for sale in the Offering will be reduced to the extent such persons purchase such shares. Purchases will be prohibited to the extent that they are requested in lots of less than 100 shares. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as the other shares available through the Offering.

     The Company has agreed to indemnify the Underwriters against certain liabilities which maybe incurred in connection with the Offering, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make.

     Certain existing stockholders of the Company (who in the aggregate hold shares of Common Stock), the executive officers and directors of the Company and the Oaktree Fund have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Additionally, the Company has agreed that, during the period of 180 days from the date of this Prospectus, subject to certain exceptions, that it will not issue, sell, offer or agree to sell, grant any options for the sale of (other than employee stock options) or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock, other than pursuant to the Offering.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The rules of the Commission generally prohibit the Underwriters and other members of the selling group from making a market in the Common Stock during the "cooling off" period immediately preceding the commencement of sales in the Offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an Underwriter or other member of the selling group to continue to make a market in the Common Stock subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group intend to engage in passive market making in the Common Stock during the cooling off period.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Acorn by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Jones, Day, Reavis & Pogue, Cleveland, Ohio. Conor D. Reilly, a partner of Gibson, Dunn & Crutcher LLP, is Chairman and a director of Acorn and UnionTools. See "Certain Transactions" and "Principal Stockholders".

                                    EXPERTS

     The consolidated balance sheets of the Company as of July 28, 1995 and August 2, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for the four months ended December 2, 1993, the eight months ended July 29, 1994, fiscal 1995 and fiscal 1996, included in this Prospectus have been included herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Acorn has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, although the material terms thereof are described in this Prospectus, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified by such reference to such exhibits. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington D.C., at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and through the SEC's internet site at http://www.sec.gov. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements certified by its independent auditors and quarterly reports for each of the first three fiscal quarters of each fiscal year containing unaudited financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Operations.................................................   F-4
Consolidated Statements of Stockholders' Equity.......................................   F-5
Consolidated Statements of Cash Flows.................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
  Acorn Products, Inc.

     We have audited the accompanying consolidated balance sheets of Acorn Products, Inc. (formerly Vision Hardware Group, Inc.) and Subsidiaries (Successor Company) as of July 28, 1995 and August 2, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years then ended and for the period from December 3, 1993 through July 29, 1994 (Successor Company period), and consolidated statements of operations, stockholders' equity and cash flows of Better Vision Hardware Group, Inc. (Predecessor Company) for the period from August 1, 1993 through December 2, 1993 (Predecessor Company period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned Successor Company consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acorn Products, Inc. and Subsidiaries at July 28, 1995 and August 2, 1996, and the consolidated results of their operations and their cash flows for the Successor Company period in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor Company consolidated financial statements present fairly, in all material respects, the results of their operations and their cash flows for the Predecessor Company period, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, effective December 3, 1993, all of the outstanding stock of the Predecessor Company was acquired in a business combination accounted for as a purchase. As a result of this acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

     As discussed in Note 8 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1996.

Columbus, Ohio
October 4, 1996,
except for Notes 3, 4, 11 and 13
as to which the date is
April   , 1997

     The foregoing opinion is in the form that will be signed upon the determination of the stock split as described in Note 13 to the Financial Statements.

                                          ERNST & YOUNG LLP

Columbus, Ohio
April 17, 1997

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             JULY 28,     AUGUST 2,     JANUARY 31,
                                                               1995         1996           1997
                                                             --------     ---------     -----------
                                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash.....................................................  $  2,109      $   502       $      --
  Accounts receivable, less allowance for doubtful accounts
     (1995-$645; 1996-$557)................................    10,670       12,067          18,012
  Inventories..............................................    31,802       23,433          31,787
  Prepaids and other current assets........................     1,511        1,701           1,670
                                                             --------      -------        --------
     Total current assets..................................    46,092       37,703          51,469
Property, plant and equipment, net of accumulated
  depreciation.............................................    11,511       10,558          10,372
Goodwill...................................................    30,988       30,184          29,781
Deferred income taxes......................................       756           --              --
Other intangible assets....................................     1,170        1,166           1,390
Net assets of discontinued operations......................    21,763       19,284           2,634
                                                             --------      -------        --------
          Total assets.....................................  $112,280      $98,895       $  95,646
                                                             ========      =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving credit facility................................  $ 19,250      $12,537       $  14,223
  Accounts payable.........................................     5,920        5,198           7,973
  Accrued expenses.........................................     4,845        6,154           5,401
  Accrued interest.........................................     4,133           --           1,878
  Current portion of long-term debt........................     3,500        3,500           3,000
  Income taxes payable.....................................     1,756        1,100             132
  Other current liabilities................................       699          671             668
                                                             --------      -------        --------
     Total current liabilities.............................    40,103       29,160          33,275
Long-term debt.............................................    49,354       45,854          48,354
Other long-term liabilities................................     5,500        5,351           5,352
                                                             --------      -------        --------
          Total liabilities................................    94,957       80,365          86,981
Stockholders' equity:
  Common stock, par value of $.001, authorized 20,000,000
     shares, issued and outstanding      in 1995 and
     shares in 1996........................................    14,319       14,406          14,494
  Preferred stock, par value of .001, authorized 1,000
     shares, issued and outstanding 100 shares in 1996.....        --        8,596           8,596
  Contributed capital-stock options........................       340          340             460
  Minimum pension liability................................        --         (197)           (197)
  Retained earnings (deficit)..............................     2,664       (4,615)        (14,688)
                                                             --------      -------        --------
     Total stockholders' equity............................    17,323       18,530           8,665
                                                             --------      -------        --------
          Total liabilities and stockholders' equity.......  $112,280      $98,895       $  95,646
                                                             ========      =======        ========

                            See accompanying notes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                               PREDECESSOR
                                 COMPANY                             SUCCESSOR COMPANY
                               -----------    ---------------------------------------------------------------
                                AUGUST 1,     DECEMBER 3,         YEAR ENDED        SIX MONTHS    SIX MONTHS
                               1993 THROUGH   1993 THROUGH   --------------------      ENDED         ENDED
                               DECEMBER 2,      JULY 29,     JULY 28,   AUGUST 2,   JANUARY 26,   JANUARY 31,
                                   1993           1994         1995       1996         1996          1997
                               ------------   ------------   --------   ---------   -----------   -----------
                                                                                    (UNAUDITED)   (UNAUDITED)
Net sales....................    $ 20,331       $ 72,370     $ 86,543   $  92,652    $  35,843     $  40,695
Cost of products sold........     (14,185)       (52,271)     (63,411)    (67,496)     (27,290)      (30,142)
Selling and administrative
  expenses...................      (5,482)        (9,955)     (15,531)    (16,815)      (7,356)       (8,641)
                                 --------       --------     --------    --------     --------      --------
                                      664         10,144        7,601       8,341        1,197         1,912
Interest expense.............       2,773          3,525        6,485       6,732        2,918         3,243
Amortization of intangible
  assets.....................         124            601        1,061       1,173          553           572
Other expenses...............          --             11          694       1,522           58         1,088
                                 --------       --------     --------    --------     --------      --------
Income (loss) from continuing
  operations before income
  taxes and cumulative effect
  adjustment.................      (2,233)         6,007         (639)     (1,086)      (2,332)       (2,991)
Provision for income taxes...          --            290           --         582           --            --
                                 --------       --------     --------    --------     --------      --------
Income (loss) from continuing
  operations before
  cumulative effect
  adjustment.................      (2,233)         5,717         (639)     (1,668)      (2,332)       (2,991)
Discontinued operations:
  Loss from operations.......      (8,373)          (614)      (1,800)     (5,815)      (1,111)       (1,063)
  Loss on disposal...........          --             --           --        (665)          --        (6,019)
                                 --------       --------     --------    --------     --------      --------
Loss from discontinued
  operations.................      (8,373)          (614)      (1,800)     (6,480)      (1,111)       (7,082)
                                 --------       --------     --------    --------     --------      --------
Income (loss) before
  cumulative effect
  adjustment.................     (10,606)         5,103       (2,439)     (8,148)      (3,443)      (10,073)
                                 --------       --------     --------    --------     --------      --------
Cumulative effect of change
  in accounting for
  postretirement benefits....          --             --           --         869          869            --
                                 --------       --------     --------    --------     --------      --------
Net income (loss)............     (10,606)         5,103       (2,439)     (7,279)      (2,574)      (10,073)
Dividends on preferred
  stock......................          --             --           --          --           --          (559)
                                 --------       --------     --------    --------     --------      --------
Net income (loss) applicable
  to Common Stock............    $(10,606)      $  5,103     $ (2,439)  $  (7,279)   $  (2,574)    $ (10,632)
                                 ========       ========     ========    ========     ========      ========
Earnings per share:
  Continuing operations......    $
  Discontinued operations....
  Adjustment for cumulative
     effect of change in
     accounting for post-
     retirement benefits.....
                                 --------       --------     --------    --------     --------      --------
  Net income (loss)
     applicable to common
     stock...................    $
                                 ========       ========     ========    ========     ========      ========
Weighted average number of
  shares outstanding.........

                            See accompanying notes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                    COMMON SHARES       PREFERRED SHARES
                                 -------------------   -------------------    CONTRIBUTED    MINIMUM   RETAINED
                                  NUMBER                NUMBER               CAPITAL-STOCK   PENSION   EARNINGS
                                 OF SHARES   AMOUNT    OF SHARES   AMOUNT       OPTIONS      LIABILITY (DEFICIT)      TOTAL
                                 ---------   -------   ---------   -------   -------------   -------   ---------    ---------
PREDECESSOR COMPANY:
  Balances at July 31, 1993.....   1,000     $ 2,000     4,427     $43,364       $  --        $  --    $(113,668)   $ (68,304)
  Net loss for the period August
    1, 1993 through December 2,
    1993........................      --          --        --          --          --           --      (10,606)     (10,606)
                                   -----     -------     -----     -------        ----        -----    ---------    ---------
  Balances at December 2,
    1993........................   1,000     $ 2,000     4,427     $43,364       $  --        $  --    $(126,528)   $(126,528)
                                   =====     =======     =====     =======        ====        =====    =========    =========
SUCCESSOR COMPANY:
  Acquisition of Predecessor
    Company.....................   1,000     $13,864        --     $    --       $            $        $      --    $  13,864
  Net income for the period
    December 3, 1993 through
    July 31, 1994...............      --          --        --          --          --           --        5,103        5,103
  Stock issued..................      26         455        --          --                                    --          455
                                   -----     -------     -----     -------        ----        -----    ---------    ---------
  Balances at July 29, 1994.....   1,026      14,319        --          --          --           --        5,103       19,422
  Net loss for the period August
    1, 1994 through July 31,
    1995........................      --          --        --          --          --           --       (2,439)      (2,439)
  Stock options issued..........      --          --        --          --         340           --           --          340
                                   -----     -------     -----     -------        ----        -----    ---------    ---------
  Balances at July 28, 1995.....   1,026      14,319        --          --         340           --        2,664       17,323
  Net loss for the period August
    1, 1995 through August 2,
    1996........................                  --        --          --          --           --       (7,279)      (7,279)
  Conversion of debt............      --          --       100       8,596          --           --           --        8,596
  Stock issued..................       5          87        --          --          --           --           --           87
  Adjustment to recognize
    minimum pension liability...      --          --        --          --          --         (197)          --         (197)
                                   -----     -------     -----     -------        ----        -----    ---------    ---------
  Balances at August 2, 1996....   1,031      14,406       100       8,596         340         (197)      (4,615)      18,530
  Net loss for the period August
    3, 1996 through January 31,
    1997........................      --          --        --          --          --           --      (10,073)     (10,073)
  Stock issued..................       5          88        --          --          --           --           --           88
  Stock options issued..........      --          --        --          --         120           --           --          120
                                  -------------------------------------------------------------------------------------------
  Balances at January 31, 1997
    (unaudited).................   1,036     $14,494       100     $ 8,596       $ 460        $(197)   $ (14,688)   $   8,665
                                   =====     =======     =====     =======        ====        =====    =========    =========

                            See accompanying notes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                        PREDECESSOR
                                          COMPANY                           SUCCESSOR COMPANY
                                        -----------   --------------------------------------------------------------
                                         AUGUST 1,    DECEMBER 3,
                                           1993          1993            YEAR ENDED        SIX MONTHS    SIX MONTHS
                                          THROUGH       THROUGH     --------------------      ENDED         ENDED
                                        DECEMBER 2,    JULY 29,     JULY 28,   AUGUST 2,   JANUARY 26,   JANUARY 31,
                                           1993          1994         1995       1996         1996          1997
                                        -----------   -----------   --------   ---------   -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).....................   $ (10,606)    $   5,103    $ (2,439)  $  (7,279)    $(2,574)     $ (10,073)
Adjustments to reconcile net income
  (loss) to net cash provided by (used
  in) continuing operations:
  Loss from discontinued operations...       8,373           614       1,800       6,480       1,111          7,082
  Depreciation and amortization.......         628         1,605       3,030       3,592       1,775          1,645
  Deferred income taxes...............          --            87          --         756         157             --
  Conversion of debt to preferred
    stock.............................          --            --          --       4,463          --             --
  Financing fees and other, net.......        (364)       (1,437)       (556)       (365)       (158)          (393)
  Issuance of stock options...........          --            --         340          --          --            120
  Cumulative effect of the change in
    accounting principal..............          --            --          --         869         869             --
  Changes in operating assets and
    liabilities:                                                                      --          --             --
  Accounts receivable.................       1,233        (5,359)      6,815      (1,397)     (4,458)        (5,945)
  Inventories.........................      (9,468)       (2,652)     (8,051)      8,369         504         (8,354)
  Other assets........................      (4,163)        3,963        (739)       (190)     (1,549)            31
  Accounts payable, accrued expenses
    and accrued interest..............       4,663          (170)      1,788         587       3,655          3,900
  Income taxes payable................          20         1,542          19        (656)       (292)          (968)
  Other liabilities...................         125        (1,477)     (2,511)     (1,243)       (347)            (2)
                                          --------      --------     -------    --------     -------       --------
Net cash provided by (used in)
  continuing operations...............      (9,559)        1,819        (504)     13,986      (1,307)       (12,957)
Net cash provided by discontinued
  operations..........................       1,363        (6,876)     (9,894)     (4,001)     (3,857)         3,391
                                          --------      --------     -------    --------     -------       --------
Net cash provided by (used in)
  operating activities................      (8,196)       (5,057)    (10,398)      9,985      (5,164)        (9,566)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and
  equipment, net......................        (527)       (1,738)     (2,870)     (1,466)       (663)          (887)
Proceeds from disposal of discontinued
  operation...........................          --            --          --          --          --          6,177
                                          --------      --------     -------    --------     -------       --------
Net cash provided by (used in)
  investing activities................        (527)       (1,738)     (2,870)     (1,466)       (663)         5,290
CASH FLOWS FROM FINANCING ACTIVITIES
Subordinated debt.....................          --         6,354          --          --          --             --
Net activity on term loan.............          50        12,500      (3,500)     (3,500)         --          2,000
Net activity on revolving loan........       9,931       (12,354)     16,750      (6,713)      3,393          1,686
Issuance of stock.....................          --           455          --          87          87             88
                                          --------      --------     -------    --------     -------       --------
Net cash provided by (used in)
  financing activities................       9,981         6,955      13,250     (10,126)      3,480          3,774
                                          --------      --------     -------    --------     -------       --------
Net increase (decrease) in cash.......       1,258           160         (18)     (1,607)     (2,347)          (502)
Cash at beginning of period...........         730         1,967       2,127       2,109       2,109            502
                                          --------      --------     -------    --------     -------       --------
Cash at end of period.................   $   1,988     $   2,127    $  2,109   $     502     $  (238)     $      --
                                          ========      ========     =======    ========     =======       ========

                            See accompanying notes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ACQUISITION AND DESCRIPTION OF THE BUSINESS

     Effective December 3, 1993, Better Vision Hardware Group, Inc. (the "Predecessor Company") merged with Acorn Products, Inc. (formerly Vision Hardware Group, Inc.) (the "Successor Company"), a corporation controlled by affiliates of The TCW Group, Inc. (the "TCW Group"). The merger was a part of a series of transactions whereby the TCW Group acquired the revolving credit facility and bank term loan of the Predecessor Company, as well as $5,000,000 aggregate principal amount of senior subordinated notes of the Predecessor Company. The TCW Group also acquired all of the outstanding senior preferred stock and class A, B and C preferred stock of the Predecessor Company. The Predecessor Company and Successor Company collectively are referred to herein as Acorn. Acorn and its subsidiaries collectively are referred to herein as the "Company". Pursuant to the foregoing transaction, several investment funds and accounts (the "TCW Funds") managed by affiliates of the TCW Group became the beneficial owners of substantially all of the capital stock of Acorn.

     The total purchase price of the above transaction was approximately $66.2 million. The purchase accounting method was used to record the transaction. The estimated fair value of the acquired assets, excluding goodwill, aggregated approximately $31.7 million and liabilities assumed aggregated approximately $5.5 million. The excess of the purchase price over the fair value of net assets of approximately $40 million was established as goodwill and is being amortized over 40 years.

     Since purchase accounting was reflected in the opening balance sheet of the Successor Company on December 3, 1993, the financial statements of the Successor Company are not comparable to the financial statements of the Predecessor Company. Accordingly, a vertical black line is shown to separate Successor Company financial statements from those of the Predecessor Company for the period ended December 2, 1993.

  Business

     Founded in 1890, the Company is a leading manufacturer and marketer of non-powered lawn and garden tools in the U.S. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. The Company sells its products under a variety of well-known brand names. In addition, the Company manufactures private label products for a variety of retailers. The Company sells its products through a variety of distribution channels. The Company is a holding company with no business operations of its own. (See Note 3 for a discussion of the Company's disposition of non-lawn and garden operations.)

     The lawn and garden industry is seasonal in nature, with a high proportion of sales and operating income generated from January through May of each year. As a result, the Company's operating results depend significantly on the spring selling season. To support this sales peak, the Company must build inventories of finished goods throughout the fall and winter and, accordingly, its levels of raw materials and finished goods inventories tend to be at their highest, relative to sales, during the Company's first and second fiscal quarters. See
Note 12 below.

     Weather is the most significant factor in determining market demand for the Company's products and is inherently unpredictable. Fluctuations in weather can be favorable or unfavorable for the sale of lawn and garden equipment.

     The Company's largest customer, Sears, accounted for 8.9%, 12.5% and 11.6% of gross sales in fiscal 1995 and fiscal 1996 and the six months ended January 31, 1997, respectively. No other customer accounted for 10% or more of the Company's sales in fiscal 1995, fiscal 1996 or the six months ended January 31, 1997.

     The Company's products require the supply of raw materials consisting primarily of steel, plastics and ash wood. The Company has several suppliers for most of its raw materials.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Acorn and its subsidiaries, UnionTools, Inc. ("UnionTools"), McGuire-Nicholas Company, Inc. ("McGuire-Nicholas") and VSI Fasteners, Inc. ("VSI"). All intercompany accounts and transactions have been eliminated. See Note 3 -- Discontinued Operations.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist of the following:

                                                                       JULY 28,     AUGUST 2,
                                                                         1995         1996
                                                                       --------     ---------
                                                                           (IN THOUSANDS)
    Finished goods...................................................  $ 17,372      $12,473
    Work in process..................................................     6,021        5,703
    Raw materials and supplies.......................................     8,759         5932
                                                                        -------      -------
                                                                         32,152       24,108
    Valuation reserves...............................................      (350)        (675)
                                                                        -------      -------
    Total inventories................................................  $ 31,802      $23,433
                                                                        =======      =======

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

        Machinery and equipment........................................   3 to 15 years
        Buildings and improvements.....................................   3 to 40 years
        Furniture and fixtures.........................................   3 to 15 years

     Property, plant and equipment consists of the following:

                                                                       JULY 28,     AUGUST 2,
                                                                         1995         1996
                                                                       --------     ---------
                                                                           (IN THOUSANDS)
    Land.............................................................  $  1,181      $ 1,207
    Buildings and improvements.......................................     2,431        2,553
    Machinery and equipment..........................................     9,610       10,840
    Furniture and fixtures...........................................     1,266        1,355
                                                                       --------     ---------
                                                                         14,488       15,955
    Accumulated depreciation and amortization........................    (2,977)      (5,397)
                                                                       --------     ---------
                                                                       $ 11,511      $10,558
                                                                        =======      =======

  Goodwill

     Goodwill, resulting from the cost of assets acquired exceeding the underlying net asset value, is being amortized on the straight-line method over a forty-year period. Accumulated amortization was $1,411,000 at July 28, 1995 and $2,215,000 at August 2, 1996. The Company periodically evaluates the carrying value of goodwill to assess its continued recoverability as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which was adopted during fiscal 1996.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The determination includes evaluation of factors such as current market value, future asset utilization, business climate and future cash flows expected to result from the use of related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable.

  Income Taxes

     The Company files a consolidated federal income tax return. Federal income taxes are apportioned to each includable member based on that member's taxes as determined on a separate return basis. State tax returns are filed on a separate-company basis.

     The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fiscal Year

     The Company's fiscal year is comprised of the 52 or 53 weeks, ending on the Friday closest to July 31 of each year. Unless otherwise stated, references to fiscal 1995 and 1996 relate to the fiscal years ended July 28, 1995 and August 2, 1996 and were comprised of 52 weeks and 53 weeks, respectively. The Company's interim reporting periods for quarterly periods end on the Friday closest to the last day of each month.

  Earnings Per Share

     Earnings per share have been computed by dividing net income (loss) applicable to Common Stock by the weighted average number of common and common equivalent shares outstanding during the periods presented, giving effect to the stock split subsequent to August 2, 1996 and to stock options granted in April 1997 (see Note 10), utilizing the treasury stock method, as if the shares and options were granted and outstanding as of the earliest year presented. Primary and fully-diluted earnings per share were not materially different during the periods presented.

  Interim Financial Reporting

     In the opinion of management, the unaudited information as of January 31, 1997 and for the six months ended January 26, 1996 and January 31, 1997 includes all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of such financial statements in accordance with generally accepted accounting principles. Operating results for the six months ended January 31, 1997 are not necessarily indicative of the results that may be expected for the year ending July 31, 1997.

3.  DISCONTINUED OPERATIONS

     In March 1996, the Company adopted a formal plan to sell VSI. Accordingly, VSI was accounted for as a discontinued operation in the financial statements for the fiscal year ended August 2, 1996. Prior year financial statements were reclassified to conform to the 1996 presentation. During the fiscal year ended August 2, 1996, the Company provided for estimated losses on the disposal of $665,000, which represented the write-down of

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

inventory and other assets to estimated net realizable value and the estimated loss through the disposal date. The Company completed the sale of substantially all of the assets of VSI on December 4, 1996 and recognized a gain on disposal of approximately $285,000 during the six months ended January 31, 1997. The reduction in the overall loss on disposal was due primarily to lower than anticipated operating losses prior to the sale.

     On January 23, 1997, the Company adopted a formal plan to sell McGuire-Nicholas. The Company currently is in the process of reviewing offers for the sale of McGuire-Nicholas and anticipates that the sale will be completed in the near future. Accordingly, McGuire-Nicholas has been accounted for as a discontinued operation and classified as such in the accompanying consolidated financial statements. The prior year financial statements have been reclassified to conform to the current year presentation. The estimated loss on the disposal of McGuire-Nicholas is $7,367,000, consisting of an estimated loss on disposal of $6,304,000 and a provision of $1,063,000 for anticipated operating losses until disposal. The loss on disposal represents the write-off of goodwill relating to McGuire-Nicholas.

     The following represents the combined results of operations of the Company's discontinued operations:

                                         FOUR MONTHS     EIGHT MONTHS
                                            ENDED           ENDED         YEAR ENDED     YEAR ENDED
                                         DECEMBER 2,       JULY 29,        JULY 28,      AUGUST 2,
                                            1993             1994            1995           1996
                                         -----------     ------------     ----------     ----------
                                                               (IN THOUSANDS)
    Revenues...........................    $18,738         $ 34,955        $ 53,050       $ 49,810
    Costs and expenses.................     28,856           34,682          53,145         50,143
    Interest expense...................       (254)            (670)         (1,422)        (1,577)
    Income (loss) from operations......     (8,373)            (614)         (1,800)        (5,815)

     Interest expense has been allocated to discontinued operations for all periods based on the ratio of net assets of discontinued operations to consolidated net assets plus debt.

     The following table summarizes the net assets of the Company's discontinued operations:

                                                           JULY 28,     AUGUST 2,     JANUARY 31,
                                                             1995         1996           1997
                                                           --------     ---------     -----------
                                                                       (IN THOUSANDS)
    Accounts receivable..................................  $  6,935      $ 6,109        $ 3,046
    Inventories..........................................    14,781       10,321          3,853
    Property and equipment...............................     2,299        2,470          1,456
    Other assets (including goodwill of $7,600, $7,400
      and $422, respectively)............................     7,725        8,518          1,013
    Liabilities..........................................    (9,977)      (8,134)        (6,734)
                                                            -------      -------        -------
              Net assets of discontinued operations......  $ 21,763      $19,284        $ 2,634
                                                            =======      =======        =======

4.  LONG-TERM DEBT AND REVOLVING CREDIT FACILITY

     Long-term debt consists of the following:

                                                           JULY 28,     AUGUST 2,     JANUARY 31,
                                                             1995         1996           1997
                                                           --------     ---------     -----------
                                                                       (IN THOUSANDS)
    Term loan............................................  $ 21,500      $18,000        $20,000
    Subordinated debt to shareholder.....................    31,354       31,354         31,354
                                                            -------      -------        -------
                                                             52,854       49,354         51,354
    Less current portion of long-term debt...............     3,500        3,500          3,000
                                                            -------      -------        -------
                                                           $ 49,354      $45,854        $48,354
                                                            =======      =======        =======

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In December 1996, UnionTools entered into a credit facility (the "Credit Facility") which provided for a $20,000,000 term loan (the "Term Loan"), a revolving credit facility with a maximum borrowing of $30,000,000 (the "Revolving Facility") and a $15,000,000 acquisition facility (the "Acquisition Line").

     Upon consummation of the Offering (as defined below), the Credit Facility will provide for a $30 million Revolving Facility and a $35 million Acquisition Line. The Company intends to use a portion of the net proceeds from the Offering to repay the Term Loan and accrued interest thereon and reduce indebtedness outstanding under the Acquisition Line and accrued interest thereon.

     The Credit Facility, which is collateralized by substantially all of the assets and common stock of UnionTools, is guaranteed by Acorn. The Revolving
Facility will expire in                2003. The Acquisition Line is available
until                2000.

     Available borrowings under the Revolving Facility are based on specified percentages of accounts receivable and inventory. As of January 31, 1997, there was $15.8 million available for future borrowing under the Revolving Facility. Available borrowings under the Acquisition Line are subject to various financial and non-financial requirements and are limited to $7,500,000 per acquisition and $15,000,000 per year without the prior approval of the lenders. Following the second anniversary of the Acquisition Line will convert to a three year term loan and will be payable according to a predetermined amortization schedule. The Revolving Facility has a letter of credit subcommitment of $3,000,000.

     The Credit Facility bears interest at either the bank prime rate plus a margin ranging from 0.25% to 0.75% (prime rate at August 2, 1996 was 8.25%) or at UnionTools' option, the LIBOR rate plus a margin ranging from 2.25% to 2.75% (LIBOR rate at August 2, 1996 was 5.5%). At January 31, 1997, UnionTools had all debt outstanding under the LIBOR interest rate option. The interest rate margin fluctuates based on the ratio of total senior debt to operating cash flow as set forth in a predetermined pricing table. In addition, UnionTools is required to pay a fee of 0.5% per year on the unused portion of the Revolving Facility and the Acquisition Line.

     The Credit Facility contains certain covenants, which, among other things, require UnionTools to maintain specified financial ratios and satisfy certain tests including minimum interest coverage ratios and places limits on future capital expenditures by UnionTools. The Credit Facility also includes negative covenants including limitations on indebtedness, liens, guarantees, obligations, mergers, consolidations, liquidations and dissolutions, sales of assets, leases, dividends and other payments in respect of capital stock, capital expenditures, investments, loans and advances, optional payments and modifications and other debt instruments, transactions with affiliates, changes in fiscal year, negative pledge clauses and changes in line of business. UnionTools was in compliance of all debt covenants at January 31, 1997.

     UnionTools is required to make certain mandatory prepayments under the Credit Facility based upon cash flow and other events as defined. UnionTools may elect to prepay all or a portion of the Credit Facility at any time. The fair value of the Company's long-term debt approximates the carrying amount.

     In December 1993, the Company issued a Subordinated Unsecured Promissory
Note in the amount of $25,000,000 to the TCW Funds. In May 1994 the Company issued a Temporary Subordinated Promissory Note in the amount of $6,354,000 to the TCW Funds. The Subordinated Unsecured Promissory Note and the Temporary Subordinated Promissory Note collectively are referred to herein as the "Subordinated Notes". The Subordinated Notes are due on July 31, 2003 and carry interest at 13% per year.

     Annual interest payments for the Subordinated Notes are contingent upon meeting certain financial measures. These financial measures were not met during fiscal 1995 and 1996, thus, no cash interest payments were permitted. The Subordinated Notes require that any non-payment of interest be added to the principal balance of the outstanding Subordinated Notes. On August 2, 1996, the Company issued 100 shares of Series A Preferred Stock (the "Series A Preferred Stock") with a par value of $.001 per share and a stated

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

value of $8,596,000 as payment in full of accrued interest on the Subordinated Notes due for fiscal years 1995 and 1996.

     Interest paid on the Subordinated Notes was $2,113,000 for the eight month period ended July 29, 1994. Interest on the Subordinated Notes of $4,133,000 and $4,463,000 was paid in the form of Series A Preferred Stock during fiscal 1995 and fiscal 1996, respectively.

     In December 1996 the Company issued a subordinated promissory note to the TCW Funds in the aggregate principal amount of $6 million and bearing interest at a rate of 13% per year as bridge financing. In December 1996 the Company paid $6.3 million to the TCW Funds in prepayment of the subordinated promissory note, accrued interest thereon and a $180,000 facility fee.

  Debt of Discontinued Operations

     In December 1996, McGuire-Nicholas entered into a loan agreement which provides for a revolving loan with a maximum borrowing of $9,250,000 and a term loan in the amount of $250,000. In addition, the loan agreement provides for a $500,000 capital expenditure facility. Available borrowings are based on specified percentages of accounts receivable and inventory. The revolving loan has a letter of credit subcommitment of $1,000,000. The loan agreement is collateralized by substantially all of the assets of McGuire-Nicholas and expires on December 30, 1999. The Company does not guarantee McGuire-Nicholas' debt nor do any of Acorn's or UnionTools' assets collateralize the debt. The loan agreement will bear interest at the bank prime rate plus 1%. The term loan calls for monthly maturities of $4,167.

     Aggregate maturities of the McGuire-Nicholas term loan for the five years following August 2, 1996 are as follows: $25,000 in 1997; $50,000 in 1998; $50,000 in 1999; $50,000 in 2000; $50,000 in 2001; and $25,000 in 2002.

5.  PREFERRED STOCK

     At August 2, 1996, the Company had 100 shares of non-voting, non-convertible, Series A Preferred Stock issued and outstanding. Holders of the Series A Preferred Stock are entitled to a cumulative 13% dividend, payable quarterly in additional Series A Preferred Stock at a value of $85,962 per share. The Series A Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, at a price of $85,962 per share, plus accrued dividends. In the event of an involuntary liquidation, the holders of the outstanding Series A Preferred Stock would be entitled to full face value plus any unpaid accrued dividends prior to any payment to common stockholders. As of January 31, 1997, the aggregate liquidation value of the Series A Preferred Stock was approximately $9.2 million.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                     JULY 28,     AUGUST 2,
                                                                       1995         1996
                                                                     --------     ---------
                                                                         (IN THOUSANDS)
    Deferred tax assets:
      Inventory....................................................  $  1,971     $   1,752
      Restructuring expenses.......................................     2,909           230
      Accrued expenses and other...................................     2,542         8,043
      Net operating loss carryforwards.............................     4,531         5,910
                                                                     --------      --------
         Total deferred tax assets.................................    11,953        15,935
    Valuation allowance for deferred tax assets....................   (10,693)      (14,897)
                                                                     --------      --------
    Deferred tax assets............................................     1,260         1,038
    Deferred tax liabilities:
      Income taxes.................................................       363           209
      Depreciation and other.......................................       141           829
                                                                     --------      --------
         Total deferred tax liabilities............................       504         1,038
                                                                     --------      --------
              Net deferred tax assets..............................  $    756     $      --
                                                                     ========      ========

     Based upon the Company's operating losses in the past two fiscal years and the uncertainty of operating earnings in the future, management has determined that it is not likely that the deferred tax assets will be fully recognized. Accordingly, a valuation allowance has been recorded.

     The provision for income taxes is comprised of the following:

                                                                   EIGHT MONTHS
                                                  FOUR MONTHS         ENDED       YEAR ENDED   YEAR ENDED
                                                     ENDED           JULY 29,      JULY 28,    AUGUST 2,
                                                DECEMBER 2, 1993       1994          1995         1996
                                                ----------------   ------------   ----------   ----------
                                                                     (IN THOUSANDS)
Current -- state..............................        $ --             $215          $ --         $ --
Deferred -- state.............................          --               75            --          582
                                                      ----             ----          ----         ----
                                                      $ --             $290          $ --         $582
                                                      ====             ====          ====         ====

     At August 2, 1996, the Company has net operating loss carryforwards of $16,917,700 for income tax purposes that expire in the years 2009 and 2010.

7.  RETIREMENT PLANS

     UnionTools maintains defined benefit pension plans which cover substantially all employees. Benefits paid under the defined benefit plans are based generally on either years of service and the employee's compensation in recent years of employment or years of service multiplied by contractual amounts. The Company's funding policy is to fund the maximum amount deductible for federal income tax purposes.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following sets forth the funded status of the defined benefit plans (in thousands):

                                                         PLANS WHOSE ASSETS        PLAN WHOSE BENEFITS
                                                          EXCEED BENEFITS             EXCEED ASSETS
                                                       ----------------------     ----------------------
                                                       JULY 28,     AUGUST 2,     JULY 28,     AUGUST 2,
                                                         1995         1996          1995         1996
                                                       --------     ---------     --------     ---------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, (primarily
     vested).........................................   $ 8,101      $ 8,291      $  4,714      $ 5,064
                                                         ======       ======       =======      =======
  Projected benefit obligation for service rendered
     to date.........................................   $ 8,194      $ 8,451      $  4,714      $ 5,064
  Plan assets at fair value..........................     8,816        9,101         3,381        3,508
                                                         ------       ------       -------      -------
  Projected benefit obligation less than (in excess)
     of plan assets..................................       622          650        (1,333)      (1,556)
  Unrecognized prior service cost....................       (82)         (61)          109          156
  Unrecognized net losses (gains)....................       438          621          (109)         327
  Adjustment to recognize minimum liability..........        --           --            --         (552)
                                                         ------       ------       -------      -------
  Prepaid (accrued) pension cost included in the
     accompanying balance sheet......................   $   978      $ 1,210      $ (1,333)     $(1,625)
                                                         ======       ======       =======      =======

     The components of net periodic pension cost are as follows (in thousands):

                                                          EIGHT MONTHS           YEAR ENDED
                                                             ENDED         ----------------------
                                                            JULY 29,       JULY 28,     AUGUST 2,
                                                              1994           1995         1996
                                                          ------------     --------     ---------
    Service cost........................................     $  345         $  371        $ 438
    Interest on projected benefit obligation............        535            965          981
    Return on plan assets...............................       (338)          (462)        (411)
    Net amortization and deferral.......................       (194)          (465)        (582)
                                                              -----          -----        -----
      Net periodic pension cost.........................     $  348         $  409        $ 426
                                                              =====          =====        =====

     Significant assumptions used in 1994, 1995 and 1996 in calculating periodic pension cost are as follows:

            Discount rate..................................................    8%
            Expected long-term rate of return..............................    8%
            Rate of increase in future compensation........................    4%

     Plan assets consist primarily of guaranteed interest contracts and pooled investment debt securities.

8.  POSTRETIREMENT BENEFITS

     In addition to providing pension benefits, UnionTools sponsors a defined benefit health care plan that provides postretirement medical and life insurance benefits to employees who had attained age 50 and 10 years of service by July 1, 1995 and to current participants receiving benefits.

     In connection with the merger between Better Vision Hardware Group, Inc. and Acorn, the purchase price allocation included an estimated obligation for the retiree health care benefits of the Company, and accordingly, an accrual of approximately $5,500,000 was recorded. Effective August 1, 1995, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," whereby the cost of such postretirement benefits is accrued during the employees' active service period. The Company elected to immediately recognize the accumulated benefit obligation rather than amortize it over future periods. The cumulative effect of this accounting change as of August 1, 1995 was to increase net income by $869,000.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Postretirement benefit expense was $105,459 in the four months ended December 2, 1993, $216,596 in the eight months ended July 29, 1994, $431,000 in the fiscal year ended 1995 and $425,242 in the fiscal year ended 1996. The components of expense in 1996 follow:

            Service cost benefits earned..............................  $ 80,131
            Interest cost on projected benefit obligations............   345,111
                                                                        --------
                                                                        $425,242
                                                                        ========

     The following table presents supplemental information related to the Company's postretirement health care benefits:

                                                                     AUGUST 2, 1996
                                                                     --------------
            Accumulated postretirement benefit obligation:
              Retirees.............................................    $2,773,644
              Active employees.....................................     1,938,511
                                                                       ----------
                                                                        4,712,155
            Unrecognized net loss..................................      (111,046)
                                                                       ----------
            Accrued postretirement benefit cost....................    $4,601,109
                                                                       ==========

     As the benefits provided by the plan are fixed by the plan document, no annual assumed rate of increase in per capita cost of covered benefits is included in the obligation calculation. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.

9.  COMMITMENTS AND CONTINGENCIES

     UnionTools entered into a royalty agreement with The Scotts Company, pursuant to which UnionTools obtained the exclusive right to manufacture, distribute and market in the U.S. and Canada an extensive line of lawn and garden tools under the Scotts(R) brand name. Under the agreement, UnionTools must pay certain minimum royalty amounts annually.

     Rent expense under operating leases was $662,000 in the four months ended December 2, 1993, $1,080,000 in the eight months ended July 29, 1994, $2,170,000 in the year ended July 28, 1995 and $2,000,000 in the year ended August 2, 1996. The minimum annual payments for leases under noncancelable operating leases and the royalty agreement at August 2, 1996 are as follows (in thousands):

            1997........................................................  $2,036
            1998........................................................   1,735
            1999........................................................   1,571
            2000........................................................     917
            2001........................................................     812
            Thereafter..................................................     467
                                                                          ------
                                                                          $7,538
                                                                          ======

     The Company is a party to personal injury litigation arising out of incidents involving the use of Company products purchased by consumers from retailers to whom the Company distributes. The Company generally is covered by insurance for these product liability claims. Management believes that the ultimate disposition of this litigation will not have a material effect on the consolidated financial position or the results of future operations of the Company.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  CONTRIBUTED CAPITAL-STOCK OPTIONS

     During the six months ended January 31, 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS 123, the Company has elected to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options and, accordingly, does not recognize compensation costs when the exercise price of its employee stock options is equal to the fair market value of the stock at the grant date.

     Pursuant to employment agreements, certain executive officers of the Company were granted options to purchase shares of Common Stock. Vesting of the options and the related exercise price are contingent upon the attainment of certain profitability targets, and portions of the options that fail to vest expire. In addition, during fiscal 1996 an executive officer of the Company was granted options to purchase 10 shares of Common Stock at an exercise price of $17,500 per share (does not give effect to the Company's proposed stock split).

     The following table summarizes the stock option activity (without giving effect to the Company's proposed stock split):

                                                                                          SIX MONTHS
                                              EIGHT MONTHS           YEAR ENDED             ENDED
                                                 ENDED         ----------------------      JANUARY
                                                JULY 29,       JULY 28,     AUGUST 2,        31,
                                                  1994           1995         1996           1997
                                              ------------     --------     ---------     ----------
    Outstanding at beginning of period......    --              77              77          49
    Granted.................................    77              11              10          --
    Exercised...............................    --              --               5          5
    Expired/terminated......................    --              11              33          12
                                                --              --              --          --
    Outstanding at end of period............    77              77              49          32
                                                ==              ==              ==          ==
    Exercisable at end of period............    --              19              24          23

     During fiscal 1995 and the six months ended January 31, 1997, options to purchase 19 and 4 shares of common stock, respectively, vested at an exercise price of $0 per share and $17,500 per share, respectively. The Company recognized compensation expense of $340,000 and $120,000 in fiscal 1995 and the six months ended January 31, 1997, respectively, related to the vesting of these options. Of the remaining options, options to purchase 4 shares of common stock will vest at an exercise price of $0 upon consummation of the Offering (as defined below) and options to purchase 5 shares of common stock will expire. Vested options expire in December 2003.

11.  ACQUISITION OF BUSINESS

     On February 19, 1997, the Company acquired for approximately $6,268,000 in cash certain assets of an injection molding company. The Company will account for the acquisition as a purchase and the results of the injection molding division's operations will be included in the accompanying financial statements beginning with the date of acquisition. The Company's preliminary allocation of the purchase price, based upon an assessment of the fair value of such assets at the date of acquisition, is as follows:

    Inventories..............................................................  $1,068,000
    Land and buildings.......................................................   2,600,000
    Equipment................................................................   2,370,000
    Non-compete agreement....................................................     230,000
                                                                               ----------
                                                                               $6,268,000
                                                                               ==========

     The non-compete agreement is to be amortized over a two year period.

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth certain financial data of the Company for each quarter of fiscal 1995 and 1996. The financial data for each of these quarters is unaudited but includes all adjustments, consisting of only normal recurring adjustments, which the Company believes to be necessary for a fair presentation. These operating results, however, are not necessarily indicative of results for any future period.

                                                                    INCOME (LOSS)
                                                                       BEFORE
                                                                     CUMULATIVE      LOSS FROM
                                                                       EFFECT       DISCONTINUED   NET INCOME
                                         NET SALES   GROSS PROFIT    ADJUSTMENT      OPERATIONS      (LOSS)
                                         ---------   ------------   -------------   ------------   ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
First quarter..........................   $19,150      $  5,527        $   206        $   (589)     $   (383)
Second quarter.........................    18,011         4,595            430            (547)       (1,380)
Third quarter..........................    32,609         8,614          1,972            (104)        1,868
Fourth quarter.........................    16,773         4,396         (3,247)           (560)       (2,544)
                                          -------       -------        -------         -------       -------
                                          $86,543      $ 23,132        $  (639)       $ (1,800)     $ (2,439)
                                          =======       =======        =======         =======       =======

1996
First quarter..........................   $16,486      $  3,942        $(1,614)       $   (291)     $ (1,036)
Second quarter.........................    19,357         4,626         (1,061)           (477)       (1,538)
Third quarter..........................    33,564         9,826          2,888            (355)        2,533
Fourth quarter.........................    23,245         6,762         (1,881)         (5,357)       (7,238)
                                          -------       -------        -------         -------       -------
                                          $92,652      $ 25,156        $(1,668)       $ (6,480)     $ (7,279)
                                          =======       =======        =======         =======       =======

     The fourth quarter of fiscal 1996 reflects expense of $563,000 incurred in connection with the resignation of Acorn's previous Chairman of the Board and expense of $750,000 incurred in connection with self-insured life insurance accruals related to the death of a former director of the Company.

13.  SUBSEQUENT EVENTS

  Public Offering

     In April 1997, the Company filed a registration statement (the "Registration Statement") with the Securities and Exchange Commission in
connection with the offer and sale of           shares (          shares if the
underwriters' over-allotment option is exercised in full) of Common Stock (the "Offering").

  Increase in Authorized Capital Stock and Stock Split

     In April 1997, the Company increased the number of authorized shares of
Common Stock to 20 million and effected a   -for-  split of the Common Stock in
the form of a common stock dividend (the "Stock Split"). All share and per share information has been restated to reflect the stock split.

  1997 Stock Incentive Plan

     In April 1997, the Company adopted the 1997 Stock Incentive Plan (the "Incentive Plan") for members of senior management and certain other officers and employees of the Company. The purpose of the Incentive Plan is to provide incentives to employees of the Company by granting awards tied to the performance of the Common Stock. Awards to employees may take the form of options, stock appreciation rights or sales or grants of restricted stock. The
Company has reserved an aggregate of           shares of Common Stock for
issuance under the Incentive Plan. There are no options currently outstanding under the Incentive Plan. The

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company has approved the grant of an aggregate of           options under the
Incentive Plan upon consummation of the Offering. The exercise price for each such option will equal the initial public offering price per share in the Offering.

  Director Stock Plan

     In April 1997, the Company adopted the Deferred Equity Compensation Plan for Directors (the "Director Stock Plan"). The purpose of the Director Stock Plan is to increase the proprietary interest in the Company of non-employee members of the Board of Directors thereby increasing their incentive to contribute to the success of the Company. Only non-employee directors are eligible to participate in the Director Stock Plan. The number of shares of Common Stock reserved for issuance pursuant to the Director Stock Plan is
          . In lieu of cash, non-employee directors can elect to receive all or one-half of their fees in the form of common stock units. The number of common stock units issued is determined by dividing (i) an amount equal to the dollar amount of the fees to be received in the form of common stock units by (ii) the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on the last business day preceding the date of payment. Any cash or stock dividends payable on shares of Common Stock accrue for the benefit of the directors in the form of additional common stock units. Common stock units are distributed to non-employee directors in the form of Common Stock following the director's resignation from the Board of Directors. In addition, common stock units are distributed to directors in the form of Common Stock following the death of the director or a change in control of the Company as defined in the Director Stock Plan.

  Agreements with Key Employees

     In April 1997, the Company terminated existing employment agreements with certain executive officers of the Company and entered into a new employment agreement with the President and Chief Executive Officer of the Company. In addition, the Company entered into agreements with certain of its executive officers providing for, under certain circumstances, payments from the Company following the termination of such officers' employment with the Company or following a change in control of the Company (as defined therein).

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    9
Use of Proceeds.......................   14
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Consolidated Financial
  Data................................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   27
Description of McGuire-Nicholas.......   36
Management............................   37
Principal Stockholders................   43
Certain Transactions..................   45
Description of Capital Stock..........   46
Description of Certain Indebtedness...   48
Shares Eligible for Future Sale.......   49
Underwriting..........................   51
Legal Matters.........................   52
Experts...............................   52
Additional Information................   52
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

  UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================



======================================================

                                                 SHARES

                              ACORN PRODUCTS, INC.

                                  COMMON STOCK
                               ($.001 PAR VALUE)

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                           A.G. EDWARDS & SONS, INC.

                          DATED                , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant's expenses in connection with the Offering described in this registration statement are set forth below. All amounts except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. (the "NASD") filing fee and the Nasdaq National Market listing fee are estimated.

    Securities and Exchange Commission registration fee........................  $ 14,700
    NASD filing fee............................................................     5,350
    Printing and engraving expenses............................................     *
    Accounting fees and expenses...............................................     *
    Legal fees and expenses....................................................     *
    Nasdaq National Market listing fee.........................................     *
    Fees and expenses (including legal fees) for qualifications under state
      securities laws..........................................................     *
    Transfer agent's fees and expenses.........................................     *
    Miscellaneous..............................................................     *
                                                                                  -------
         Total.................................................................  $  *
                                                                                  =======

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Registrant's Bylaws (the "Bylaws") provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     The Bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has not issued or sold securities within the past three years pursuant to offerings that were not registered under the Securities Act, except as follows (the following information does not give effect to the proposed split of the Registrant's Common Stock):

          (a) In December 1993, Acorn issued a subordinated promissory note in the aggregate principal amount of $25 million to several investment funds and accounts (the "TCW Funds") managed by affiliates of the TCW Group, Inc. This note was restated in May 1994.

          (b) In May 1994, Acorn issued a subordinated promissory note in the aggregate principal amount of approximately $6.4 million to the TCW Funds.

          (c) Pursuant to the terms of an employment agreement dated as of January 1994 between Acorn and Joseph I. Duffy, Acorn granted to Mr. Duffy an option to purchase 44 shares of Common Stock. The vesting schedule and exercise price per share were determined based on certain profitability targets. Options to purchase 11 shares of Common Stock vested in fiscal 1995 and options to purchase 11 and 22 shares of Common Stock expired in fiscal 1995 and fiscal 1996, respectively.

          (d) Pursuant to the terms of an employment agreement dated as of January 1994 between Acorn and Gabe Mihaly, Acorn granted to Mr. Mihaly an option to purchase 33 shares of Common Stock. The vesting schedule and exercise price per share were determined based on certain profitability targets. Options to purchase 8 shares of Common Stock vested in fiscal 1995, options to purchase 4 shares and 12 shares of Common Stock vested and expired, respectively, the six months ended January 31, 1996 and options to purchase 4 shares and 5 shares of Common Stock will vest and expire, respectively, upon consummation of the Offering.

          (e) In May 1994, Acorn sold 12 shares of Common Stock to Joseph I. Duffy for an aggregate purchase price of $210,000.

          (f) In May 1994, Acorn sold 14 shares of Common Stock to Gabe Mihaly for an aggregate purchase price of $245,000.

          (g) Pursuant to the terms of an employment agreement dated as of August 1994 between Acorn and L. Edwin Donegan, Jr., Acorn granted to Mr. Donegan an option to purchase 11 shares of Common Stock. All such options expired.

          (h) Pursuant to the terms of an option agreement dated as of August 1, 1995, the Company granted John I. Leahy an option to purchase 10 shares of Common Stock at an exercise price of $17,500 per share. Mr. Leahy exercised the option with respect to 5 shares of Common Stock in each of November 1995 and November 1996.

          (i) In August 1996, Acorn issued 100 shares of Series A Preferred Stock to the TCW Funds as payment in full of approximately $8.6 million in accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996.

          (j) In December 1996, Acorn issued a subordinated promissory note in the aggregate principal amount of $6 million to the TCW Funds.

     The transactions set forth above were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act afforded by
(i) Section 4(2) thereof and/or Regulation D promulgated thereunder, as sales not involving a public offering, and/or (ii) Rule 701 promulgated thereunder, as sales by an issuer to employees, directors, officers, consultants or advisors pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The purchasers of the securities described above acquired such securities for their own account not with a view to any distribution thereof to the public.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement*
 2.1       Asset Purchase Agreement, dated as of February 19, 1997, between Greif Bros.
           Corporation and UnionTools, Inc.
 3.1       Amended and Restated Certificate of Incorporation of Acorn Products, Inc.
 3.2       Amended and Restated Bylaws of Acorn Products, Inc.
 4.1       Specimen of Certificate for Common Stock*
 5.1       Opinion of Gibson, Dunn & Crutcher LLP*
10.1       Employment Agreement dated April   , 1997, between the Company, UnionTools and
           Gabe Mihaly*
10.2.1     Employee Severance Agreement, dated as of April   , 1997, between the Company and
           James B. Farland*
10.2.2     Employee Severance Agreement, dated as of April   , 1997, between the Company and
           Thomas A. Hyrb*
10.2.3     Employee Severance Agreement, dated as of April   , 1997, between the Company and
           Stephen M. Kasprisin*
10.3       Acorn Products, Inc. Deferred Equity Compensation Plan for Directors
10.4       Acorn Products, Inc. 1997 Stock Incentive Plan
10.5       Standard Form of Acorn Products, Inc. Stock Option Agreement
10.6       UnionTools, Inc. Retirement Plan for Salaried Employees
10.7       Amendment No. 1 to UnionTools, Inc. Retirement Plan for Salaried Employees
10.8       Acorn Products, Inc. Supplemental Pension Plan for Executive Employees
10.9       Credit Agreement, dated as of December 27, 1996, between UnionTools and Heller
           Financial, Inc.
10.10      Amendment No. 1 to Credit Agreement between UnionTools and Heller Financial, Inc.
           dated as of February 28, 1997
10.11      Amendment No. 2 to Credit Agreement between UnionTools and Heller Financial, Inc.*

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------     ----------------------------------------------------------------------------------
10.12      License Agreement, dated as of August 1, 1992, between The Scott Company and
           UnionTools
10.13      Registration Rights Agreement, dated as of April   , 1997, between Acorn Products,
           Inc. and various funds and accounts managed by TCW Special Credits*
10.14      Registration Rights Agreement, dated as of April   , 1997, between Acorn Products,
           Inc. and The OMC Principal Opportunities Fund, L.P.*
11.1       Statement re computation of earnings per share (See Note 14 of the Notes to the
           Consolidated Financial Statements)*
21.1       Subsidiaries of the Registrant
23.1       Consent of Ernst & Young LLP
23.2       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1       Power of Attorney (included in signature page to registration statement)
27.1       Financial Data Schedule

---------------
* To be filed by amendment.

     (B) Financial Statement Schedules

SCHEDULE
 NUMBER                                   DESCRIPTION OF SCHEDULE
--------     ----------------------------------------------------------------------------------
    I        Condensed Financial Information of Registrant
   II        Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 16, 1997.

                                          ACORN PRODUCTS, INC.

                                          By: /s/ GAVRIL MIHALY
                                            ------------------------------------
                                            Gavril Mihaly
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gabe Mihaly and Conor D. Reilly and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated on April 16, 1997.

                  SIGNATURE                                         TITLE
---------------------------------------------    --------------------------------------------

              /s/ GAVRIL MIHALY                     Chief Executive Officer and President
---------------------------------------------           (Principal Executive Officer)
                Gavril Mihaly

          /s/ STEPHEN M. KASPRISIN                  Chief Financial Officer and Treasurer
---------------------------------------------    (Principal Financial and Accounting Officer)
            Stephen M. Kasprisin

             /s/ CONOR D. REILLY                            Chairman of the Board
---------------------------------------------
               Conor D. Reilly

                                                                   Director
---------------------------------------------
              William W. Abbott

           /s/ MATTHEW S. BARRETT                                  Director
---------------------------------------------
             Matthew S. Barrett

            /s/ STEPHEN A. KAPLAN                                  Director
---------------------------------------------
              Stephen A. Kaplan

              /s/ JOHN I. LEAHY                                    Director
---------------------------------------------
                John I. Leahy

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Acorn Products, Inc.

     We have audited the consolidated balance sheets of Acorn Products, Inc. (formerly Vision Hardware Group, Inc.) and Subsidiaries (Successor Company) as of July 28, 1995 and August 2, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years then ended and for the period from December 3, 1993 through July 29, 1994 (Successor Company period), and consolidated statements of operations, stockholders' equity and cash flows of Better Vision Hardware Group, Inc. (Predecessor Company) for the period from August 1, 1993 through December 2, 1993 (Predecessor Company period) and have issued our report thereon dated October 4, 1996 (except for
notes 3, 4, 11 and 13 as to which the date is April   , 1997) (included
elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, effective December 3, 1993, all of the outstanding stock of the Predecessor Company was acquired in a business combination accounted for as a purchase. As a result of this acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

     As discussed in Note 8 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1996.

Columbus, Ohio
October 4, 1996,
except for Notes 3, 4, 11 and 13
as to which the date is
April   , 1997

     The foregoing opinion is in the form that will be signed upon the determination of the stock split as described in Note 13 to the Financial Statements.

                                          Ernst & Young LLP

Columbus, Ohio
April 17, 1997

                              ACORN PRODUCTS, INC.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                (PARENT COMPANY)

                            CONDENSED BALANCE SHEETS

                                                                           JULY 28,     AUGUST 2,
                                                                             1995         1996
                                                                           --------     ---------
                                                                           (IN THOUSANDS)
                                             ASSETS
Cash.....................................................................  $  1,211      $   253
Accounts receivable......................................................       480          253
Prepaids and other.......................................................     2,501          945
                                                                           --------     ---------
Total current assets.....................................................     4,192        1,451
Property, plant and equipment, net.......................................        11            4
Goodwill.................................................................     6,995        6,812
Other assets (principally investment in and amounts due from wholly-owned
  subsidiaries)..........................................................    64,730       57,420
                                                                           --------     ---------
          Total assets...................................................  $ 75,928      $65,687
                                                                            =======      =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving credit facility................................................  $ 19,250      $12,537
Accounts payable and accrued expenses....................................       742        1,421
Accrued interest.........................................................     4,133           --
Income taxes payable.....................................................     1,488          875
Other current liabilities................................................       231          220
                                                                           --------     ---------
Total current liabilities................................................    25,844       15,053
Long-term debt...........................................................    31,354       31,354
Other long-term liabilities..............................................     1,407          750
                                                                           --------     ---------
Total liabilities........................................................    58,605       47,157
Stockholders' equity
  Common stock...........................................................    14,319       14,406
  Preferred stock........................................................        --        8,596
  Contributed capital -- stock options...................................       340          340
  Minimum pension liability..............................................        --         (197)
  Retained earnings (deficit)............................................     2,664       (4,615)
                                                                           --------     ---------
     Total stockholders' equity..........................................    17,323       18,530
                                                                           --------     ---------
          Total liabilities and stockholders' equity.....................  $ 75,928      $65,687
                                                                            =======      =======

                              ACORN PRODUCTS, INC.

                                (PARENT COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                 YEAR ENDED
                                                                           ----------------------
                                                                           JULY 28,     AUGUST 2,
                                                                             1995         1996
                                                                           --------     ---------
                                                                               (IN THOUSANDS)
Selling and administrative expenses......................................  $  1,524      $ 1,828
Interest expense.........................................................        --        1,659
Amortization of intangible assets........................................       370          471
Other expenses...........................................................        --        1,014
                                                                           --------     ---------
Loss before equity in earnings of subsidiaries...........................    (1,894)      (4,972)
Equity in earnings of wholly-owned subsidiaries..........................      (545)      (2,307)
                                                                           --------     ---------
Net loss.................................................................  $ (2,439)     $(7,279)
                                                                            =======      =======

                              ACORN PRODUCTS, INC.

                                (PARENT COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED
                                                                           ----------------------
                                                                           JULY 28,     AUGUST 2,
                                                                             1995         1996
                                                                           --------     ---------
                                                                               (IN THOUSANDS)
Net cash from operating activities.......................................   (17,621)     $ 5,661
INVESTING ACTIVITIES
  Property and equipment.................................................         5            7
FINANCING ACTIVITIES
  Net activity on revolving loan.........................................    16,750       (6,713)
  Issuance of stock......................................................        --           87
                                                                           --------     ---------
                                                                             16,750       (6,626)
                                                                           --------     ---------
Decrease in cash.........................................................  $   (866)     $  (958)
                                                                            =======      =======

                              ACORN PRODUCTS, INC.

                                (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries. The Company's share of net income (loss) of its unconsolidated subsidiaries is included in consolidated income using the equity method. Parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2. LONG-TERM DEBT AND REVOLVING CREDIT FACILITY

     At July 28, 1995 and August 2, 1996, the Company had a revolving credit facility with a maximum borrowing of $30 million (the Revolving Facility). The Revolving Facility is collateralized by substantially all of the assets and common stock of the Company's subsidiaries.

     Available borrowings under the Revolving Facility are based on specified percentages of accounts receivable, inventory and fixed assets of the Company's subsidiaries. The Revolving Facility has a letter of credit subcommitment of $5,000,000.

     The Revolving Facility bears interest at either the bank prime rate plus a margin ranging from 0.25% to 0.75% (prime rate at August 2, 1996 was 8.25%) or at the Company's option, the LIBOR rate plus a margin ranging from 2.25% to 2.75% (LIBOR rate at August 2, 1996 was 5.5%). At August 2, 1996, the Company had all debt outstanding under the LIBOR interest rate option. The interest rate margin fluctuates based on the ratio of total senior debt to operating cash flow as set forth in a predetermined pricing table. In addition, the Company is required to pay a fee of 0.5% per year on the unused portion of the Revolving Facility.

     The Credit Facility contains certain covenants, which, among other things, require the Company to maintain specified financial ratios and satisfy certain tests including minimum interest coverage ratios and places limits on future capital expenditures. The Company was in compliance of all debt covenants at August 2, 1996.

     In December 1993, the Company issued a Subordinated Unsecured Promissory
Note in the amount of $25,000,000 to the TCW Funds. In May 1994 the Company issued a Temporary Subordinated Promissory Note in the amount of $6,354,000 to the TCW Funds. The Subordinated Unsecured Promissory Note and the Temporary Subordinated Promissory Note collectively are referred to herein as the "Subordinated Notes". The Subordinated Notes are due on July 31, 2003 and carry interest at 13% per year.

     Annual interest payments for the Subordinated Notes are contingent upon meeting certain financial measures. These financial measures were not met during fiscal 1995 and 1996, thus, no cash interest payments were permitted. The Subordinated Notes require that any non-payment of interest be added to the principal balance of the outstanding Subordinated Notes. On August 2, 1996, the Company issued 100 shares of Series A Preferred Stock (the "Series A Preferred Stock") with a par value of $.001 per share and a stated value of $8,596,000 as payment in full of accrued interest on the Subordinated Notes due for fiscal years 1995 and 1996.

     Interest on the Subordinated Notes of $4,133,000 and $4,463,000 was paid in the form of Series A Preferred Stock during fiscal 1995 and fiscal 1996, respectively.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                     ACORN PRODUCTS, INC. AND SUBSIDIARIES
                                 AUGUST 2, 1996

             COL. A                  COL. B                    COL. C                   COL. D          COL. E
--------------------------------  ------------   -----------------------------------   ----------    ----------
                                                             ADDITIONS
                                   BALANCE AT    -----------------------------------                  BALANCE AT
                                  BEGINNING OF   CHARGED TO COSTS   CHARGED TO OTHER   DEDUCTIONS       END OF
          DESCRIPTION                PERIOD        AND EXPENSES         ACCOUNTS        DESCRIBE        PERIOD
--------------------------------  ------------   ----------------   ----------------   ----------     ----------
Year Ended August 2, 1996:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts.................    $175,000         $      0                           $ 35,000(1)    $ 140,000
  Reserve for sales discounts
     and allowances.............     470,205           105,46                            159,000(1)      416,673
                                                                           --
                                    --------         --------                           --------        --------
          Total.................    $645,205         $105,468                           $194,000       $ 556,673
                                    ========         ========              ==           ========        ========
Year Ended July 28, 1995:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts.................    $175,689         $      0                           $    689(1)    $ 175,000
  Reserve for sales discounts
     and allowances.............     305,962          329,000                            164,757(2)      470,205
                                                                           --
                                    --------         --------                           --------        --------
          Total.................    $481,651         $329,000                           $165,446       $ 645,205
                                    ========         ========              ==           ========        ========
Eight months ended July 29,
  1994:
  Deducted from asset accounts:
     Allowance for doubtful
       accounts.................    $175,433         $    256                                          $ 175,689
  Reserve for sales discounts
     and allowances.............     219,582           86,380                                            305,962
                                                                           --
                                    --------         --------                           --------        --------
                                    $395,015         $ 86,636                                          $ 481,651
                                    ========         ========              ==           ========        ========

---------------
(1) Uncollectible accounts written off net of recoveries.

(2) Discounts taken by customers during year.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT                              PAGE
------     --------------------------------------------------------------------------    ----
 1.1       Form of Underwriting Agreement*...........................................
 2.1       Asset Purchase Agreement, dated as of February 19, 1997, between Greif
           Bros. Corporation and UnionTools, Inc. ...................................
 3.1       Amended and Restated Certificate of Incorporation of Acorn Products,
           Inc. .....................................................................
 3.2       Amended and Restated Bylaws of Acorn Products, Inc. ......................
 4.1       Specimen of Certificate for Common Stock*.................................
 5.1       Opinion of Gibson, Dunn & Crutcher LLP*...................................
10.1       Employment Agreement dated April   , 1997, between the Company, UnionTools
           and Gabe Mihaly*..........................................................
10.2.1     Employee Severance Agreement, dated as of April   , 1997, between the
           Company and James B. Farland*.............................................
10.2.2     Employee Severance Agreement, dated as of April   , 1997, between the
           Company and Thomas A. Hyrb*...............................................
10.2.3     Employee Severance Agreement, dated as of April   , 1997, between the
           Company and Stephen M. Kasprisin*.........................................
10.3       Acorn Products, Inc. Deferred Equity Compensation Plan for Directors......
10.4       Acorn Products, Inc. 1997 Stock Incentive Plan............................
10.5       Standard Form of Acorn Products, Inc. Stock Option Agreement..............
10.6       UnionTools, Inc. Retirement Plan for Salaried Employees...................
10.7       Amendment No. 1 to UnionTools, Inc. Retirement Plan for Salaried
           Employees.................................................................
10.8       Acorn Products, Inc. Supplemental Pension Plan for Executive Employees....
10.9       Credit Agreement, dated as of December 27, 1996, between UnionTools and
           Heller Financial, Inc. ...................................................
10.10      Amendment No. 1 to Credit Agreement between UnionTools and Heller
           Financial, Inc. dated as of February 28, 1997.............................
10.11      Amendment No. 2 to Credit Agreement between UnionTools and Heller
           Financial, Inc.*..........................................................
10.12      License Agreement, dated as of August 1, 1992, between The Scott Company and UnionTools............................................................
10.13      Registration Rights Agreement, dated as of April   , 1997, between Acorn
           Products, Inc. and various funds and accounts managed by TCW Special
           Credits Funds*............................................................
10.14      Registration Rights Agreement, dated as of April   , 1997, between Acorn
           Products, Inc. and The OMC Principal Opportunities Fund, L.P.*............
11.1       Statement re computation of earnings per share (See Note 14 of the Notes to the Consolidated Financial Statements)*................................
21.1       Subsidiaries of the Registrant............................................
23.1       Consent of Ernst & Young LLP..............................................
23.2       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)..........
24.1       Power of Attorney (included in signature page to registration statement)................................................................
27.1       Financial Data Schedule

---------------
* To be filed by amendment.